Execution Version

AMENDED AND RESTATED MASTER LOAN AGREEMENT

Dated as of February 1, 2007

MRU FUNDING SPV INC.
as Borrower,

MERRILL LYNCH BANK USA
as Lender

TABLE OF CONTENTS

		PAGE
Section 1.	**Definitions and Accounting Matters.**	**1**
1.01.	Certain Defined Terms.	1
1.02.	Accounting Terms and Determinations.	1
Section 2.	**Loans, Notes and Prepayments.**	**1**
2.01.	Loans.	1
2.02.	Notes.	2
2.03.	Procedure for Borrowing.	2
2.04.	Repayment of Loans; Interest.	3
2.05.	Borrowing Base Deficiency.	4
2.06.	Establishment and Deposit to the Settlement Account, the Reserve Account, the Federal Reserve Account and the Deferral Account.	4
2.07.	Optional Prepayments.	7
2.08.	Reserved.	8
2.09.	Application of Payments.	8
2.10.	Use of Proceeds.	11
2.11.	Indemnity.	11
2.12.	Facility Renewal.	11
2.13.	Increase in Commitment.	12
2.14.	Requirements of Law.	12
2.15.	Taxes.	13
Section 3.	**Payments; Computations; Etc.**	**17**
3.01.	Payments.	17
3.02.	Computations.	17
3.03.	Commitment Fee.	17
3.04.	Extension Fee.	18
3.05.	Non-Use Fee.	18
Section 4.	**Conditions Precedent.**	**18**
4.01.	Initial Loan.	18
4.02.	Conditions to Closing.	21
4.03.	Initial and Subsequent Loans.	21
Section 5.	**Representations and Warranties.**	**23**
5.01.	Due Organization and Qualification.	23
5.02.	Due Authorization.	23
5.03.	No Consents Required.	23
5.04.	No Violation.	23
5.05.	Legal Proceedings.	23
5.06.	Reserved.	24
5.07.	Compliance with Law, Etc.	24
5.08.	Accuracy of Information.	24

5.09.	Solvency; Fraudulent Conveyance.	24
5.10.	Chief Executive Office.	24
5.11.	Investment Company Act.	24
5.12.	Collateral; Collateral Security.	24
5.13.	Location of Books and Records.	25
5.14.	ERISA.	25
5.15.	Eligible Lender.	25
Section 6.	**Covenants of the Borrower.**	**26**
6.01.	Corporate Existence.	26
6.02.	Financial Statements; Servicers' Reports; Other Information.	26
6.03.	Compliance Certificate.	27
6.04.	Notice of Material Events. :	28
6.05.	Financing Statements and Further Assurances.	30
6.06.	Maintenance of Licenses.	30
6.07.	Fidelity Bond.	30
6.08.	Impairment of Rights.	30
6.09.	Limitation on Mergers, Acquisitions Etc.	30
6.10.	ERISA.	30
6.11.	Compliance With Laws.	30
6.12.	Transactions with Affiliates.	30
6.13.	Limitation on Liens.	30
6.14.	No Adverse Selection.	31
6.15.	Administration of the Program.	31
6.16.	Eligible Lender.	31
6.17.	Guarantor Limitations.	31
6.18.	Servicer Limitations.	31
6.19.	Provision of Certain Required Documentation and Information.	31
6.20.	Prohibited Amendments.	31
6.21.	Special Purpose Vehicle.	31
6.22.	Hedging.	32
6.23.	Eligible Institutions.	32
6.24.	Servicer Change of Control.	33
Section 7.	**Events of Default; Termination Events; Optional Termination.**	**33**
7.01.	Events of Default.	33
7.02.	Termination Events.	35
Section 8.	**Remedies Upon Default.**	**36**
Section 9.	**Servicing.**	**37**
9.01.	Maintenance of Servicing.	37
9.02.	Enforcement of the Servicing Agreements.	38
Section 10.	**Miscellaneous.**	**39**
10.01.	Waiver.	39
10.02.	Notices.	39

10.03.	Indemnification and Expenses.	39
10.04.	Amendments.	40
10.05.	Successors and Assigns.	40
10.06.	Survival.	41
10.07.	Captions.	41
10.08.	Counterparts.	41
10.09.	Governing Law.	41
10.10.	**SUBMISSION TO JURISDICTION; WAIVERS.**	41
10.11.	**WAIVER OF JURY TRIAL.**	42
10.12.	Acknowledgments. :	42
10.13.	Periodic Due Diligence Review.	42
10.14.	Confidential Information.	43

SCHEDULE 1	Definitions
SCHEDULE 2	Borrower's Wiring Instructions
SCHEDULE 3	Lender' Wiring Instructions
SCHEDULE 4	Representations re: Student Loans
ANNEX A-	Borrower Repayment Incentives
SCHEDULE 5	Filing Jurisdictions and Offices
SCHEDULE 6	Servicers
SCHEDULE 7	Competitors]
SCHEDULE 8	Guarantors
EXHIBIT A	Form of Promissory Note
EXHIBIT B	Form of Request for Borrowing
EXHIBIT C	Form of Opinion of Counsel to Borrower
EXHIBIT D	Form of Coverage Ratio Certification
EXHIBIT E	Form of Confirmation
EXHIBIT F	Form of Monthly Report
EXHIBIT G	Student Loan Schedule Data Fields
EXHIBIT H	Approved Programs
EXHIBIT I	Eligible Institutions
EXHIBIT J	Section 2.15 Certification
EXHIBIT K	Form of Bailee Agreement

AMENDED AND RESTATED MASTER LOAN AGREEMENT

AMENDED AND RESTATED MASTER LOAN AGREEMENT, dated as of February 1, 2007, between MRU Funding SPV Inc., (the "Borrower"), Merrill Lynch Bank USA, a Utah industrial loan corporation, as lender (the "Lender").

RECITALS

The Borrower has requested that the Lender from time to time make revolving credit loans to it to finance certain student loans owned by the Borrower, and the Lender is prepared to make such loans upon the terms and conditions hereof.

The Borrower and the Lender entered into that certain Master Loan Agreement, dated as of January 10, 2006 (the "Existing Loan Agreement"). The parties hereto desire to amend, modify and restate the Existing Loan Agreement in the form of this Amended and Restated Master Loan Agreement (the "Loan Agreement") to, among other things, modify certain terms and conditions of the Existing Loan Agreement. Upon and subject to the terms and conditions of this Loan Agreement, the parties hereto are willing to amend and restate the Existing Loan Agreement, all as more particularly described below.

Accordingly, the parties hereto agree as follows:

Section 1. Definitions and Accounting Matters.

1.01. Certain Defined Terms. Terms used in this Loan Agreement and not otherwise defined herein shall have the meanings ascribed thereto in Schedule 1 hereto.

1.02. Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lender hereunder shall be prepared, in accordance with GAAP.

Section 2. Loans, Notes and Prepayments.

2.01. Loans.

(a) Subject to fulfillment of the conditions precedent set forth in Sections 4.01 and 4.02 hereof, the Lender agrees from time to time, on the terms and conditions of this Loan Agreement, to make loans (individually, a "Loan"; collectively, the "Loans") to the Borrower in Dollars, from and including the Effective Date to and including the Business Day preceding the Termination Date in an aggregate principal amount at any one time outstanding up to but not exceeding the Commitment of the Lender, as in effect from time to time. The initial term of this Loan Agreement shall not exceed 364 days from the Effective Date, subject to extension pursuant to Section 2.12 hereof.

(b) Subject to the terms and conditions of this Loan Agreement, during the term of this Loan Agreement, the Borrower may borrow, repay and reborrow hereunder.

2.02. Notes.

(a) The Loans shall be evidenced by a promissory note of the Borrower to the Lender substantially in the form of Exhibit A hereto (the "Note"), dated the date hereof, in a principal amount equal to the amount of the Commitment, as originally in effect and otherwise duly completed. The Lender shall have the right to have its Note subdivided, by exchange for promissory notes of lesser denominations (but not less than a minimum of $10,000,000) or otherwise.

(b) The date, amount and Interest Rate of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of a Note, endorsed by the Lender on the schedule attached to the Note or any continuation thereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under the Note in respect of the Loans.

2.03. Procedure for Borrowing.

(a) The Borrower may request a borrowing to occur hereunder, on any Business Day during the period from and including the Effective Date to and including the Business Day preceding the Termination Date, by delivering to the Lender, with a copy to the Collateral Agent, an irrevocable written request for borrowing signed by a Responsible Officer of the Borrower, substantially in the form of Exhibit B attached hereto, including all schedules thereto (a "Request for Borrowing"), which request must be received by the Lender prior to 12:00 noon, New York City time, at least two (2) Business Days prior to the requested funding date. With respect to any Loan to be secured by Federal Loans, such Request for Borrowing shall include a Disbursement Summary in the form attached to the Disbursement Agreement.

(b) Each Request for Borrowing for Loans (other than for Supplemental Loans) shall be in a minimum amount equal to $500,000. All Supplemental Loans in any calendar month shall be funded on the same day in such calendar month.

(c) The Lender shall confirm the terms of each Loan by issuing a written Confirmation to the Borrower promptly after the parties enter into such Loan.

(d) On the Funding Date, the Borrower shall deliver, or cause to be delivered, to the Collateral Agent, an amendment to the Student Loan Schedule identifying the Eligible Student Loans to be pledged to the Lender on the Funding Date.

(e) Borrower shall indemnify the Lender and hold it harmless against any and all out-of-pocket losses, claims damages, liabilities or expenses (including

reasonable attorneys' fees and disbursements) directly or indirectly incurred by the Lender as a result of any failure by Borrower to complete the requested borrowing as contemplated in such Request for Borrowing.

(f) The Borrower shall mark its records, and shall cause the applicable Servicer with respect to each Private Loan pledged to Lender to mark its records to identify Lender as the secured party with respect to each Private Loan. The Borrower shall mark its records and shall cause the applicable Servicer with respect to each Federal Loan pledged to the Collateral Agent for the benefit of the Lender to identify the Collateral Agent as the secured party with respect to each Federal Loan.

(g) Upon the Borrower's Request for Borrowing pursuant to Section 2.03(a) hereof, the Lender shall, assuming all conditions precedent set forth in Sections 4.01 and 4.02 hereof have been met, (a) with respect to Loans secured by Private Loans, advance the funds to the Borrower on the requested funding date, in the amount so requested, by initiating a wire transfer in accordance with the wiring instructions set forth on Schedule B to the Request for Borrowing, in immediately available funds, and (b) with respect to Loans secured by Federal Loans, advance the funds to the Borrower on the requested funding date, in the amount so requested, by initiating a wire transfer of such amount to the Disbursement Account.

2.04. Repayment of Loans; Interest.

(a) The Borrower hereby promises to repay in full on the Termination Date the then aggregate outstanding principal amount of the Loans to the Lender.

(b) Without limiting the foregoing, on each Payment Date prior to the Termination Date, the Borrower shall apply amounts on deposit in the Settlement Account in accordance with Section 2.09 hereof.

(c) The Borrower hereby promises to pay to the Lender, interest on the unpaid principal amount of each Loan for the period from and including the Funding Date of such Loan to but excluding the date such Loan shall be paid in full, at a rate per annum equal to the Interest Rate. Notwithstanding the foregoing, the Borrower hereby promises to pay to the Lender, interest at the applicable Post-Default Rate on any principal of any Loan or under the Note that shall not be paid in full when due (whether at stated maturity, by acceleration or by mandatory prepayment or otherwise) for the period from and including the due date thereof to but excluding the date the same is paid in full. Accrued interest on each Loan shall be payable on each Payment Date; provided that, for the last month prior to the Termination Date accrued interest on each Loan shall be payable on the Payment Date of such last month and on the Termination Date; except that, in all cases, interest payable at the Post-Default Rate shall accrue daily and shall be payable on each Business Day. Monthly, but not more than two (2) Business Days after the determination of any Interest Rate provided for herein or any change therein, the Lender shall give notice thereof to the Borrower.

(d) The Borrower shall make, or cause to be made, all payments to be made by the Borrower hereunder.

2.05. Borrowing Base Deficiency. If at any time the Federal Borrowing Base is less than the aggregate outstanding principal amount of Loans secured by Federal Loans (a "Federal Borrowing Base Deficiency"), as determined by the Lender and notified to the Borrower on any Business Day, the Borrower shall no later than two Business Days after receipt of such notice, either prepay the Loans secured by Federal Loans in part or in whole or pledge additional Eligible Student Loans which are Federal Loans to the Collateral Agent for the benefit of the Lender, such that after giving effect to such prepayment or pledge the Federal Borrowing Base Deficiency no longer exists. If the Lender delivers a notice of a Federal Borrowing Base Deficiency to the Borrower on or prior to 5:00 p.m. (New York City time) on any Business Day, then the Borrower shall transfer cash to the Lender or pledge additional Eligible Student Loans which are Federal Loans to the Collateral Agent for the benefit of the Lender no later than 5:00 p.m. (New York City time) on the second Business Day following receipt of such notice. In the event the Lender delivers a notice of a Federal Borrowing Base Deficiency to the Borrower after 5:00 p.m. (New York City time) on any Business Day, the Borrower shall be required to transfer cash to the Lender or pledge additional Eligible Student Loans which are Federal Loans no later than 5:00 p.m. (New York City time) on the third Business Day following receipt of such notice.

If at any time the Private Borrowing Base is less than the aggregate outstanding principal amount of Loans secured by Private Loans (a "Private Borrowing Base Deficiency"), as determined by the Lender and notified to the Borrower on any Business Day, the Borrower shall no later than two Business Days after receipt of such notice, either prepay the Loans secured by Private Loans in part or in whole or pledge additional Eligible Student Loans which are Private Loans to the Lender, such that after giving effect to such prepayment or pledge the Private Borrowing Base Deficiency no longer exists. If the Lender delivers a notice of a Private Borrowing Base Deficiency to the Borrower on or prior to 5:00 p.m. (New York City time) on any Business Day, then the Borrower shall transfer cash to the Lender or pledge additional Eligible Student Loans which are Private Loans to the Lender no later than 5:00 p.m. (New York City time) on the second Business Day following receipt of such notice. In the event the Lender delivers a notice of a Private Borrowing Base Deficiency to the Borrower after 5:00 p.m. (New York City time) on any Business Day, the Borrower shall be required to transfer cash to the Lender or pledge additional Eligible Student Loans which are Private Loans no later than 5:00 p.m. (New York City time) on the third Business Day following receipt of such notice.

Upon satisfaction of any Private Borrowing Base Deficiency and Federal Borrowing Base Deficiency (collectively, a "Borrowing Base Deficiency") pursuant to this Section 2.05 and provided that no Event of Default or Repayment Event shall have occurred and be continuing, the Borrower shall be entitled to have the Lender release as Collateral, pursuant to the related Security Agreement, any Student Loans which have been assigned a Collateral Value of zero.

2.06. Establishment and Deposit to the Settlement Account, the Reserve Account, the Federal Reserve Account and the Deferral Account.

(a) The Borrower shall establish and maintain a Settlement Account, in the form of a securities account, titled "MRU Funding SPV Inc., in trust for Merrill Lynch Bank USA", and shall ensure at all times that such Settlement Account is subject to a Control Agreement. The Settlement Account shall be established with the Collateral Agent or another Qualified Depository Institution acceptable to the Lender. Funds deposited in the Settlement Account may be transferred only in accordance with Section 2.09 hereof. Any interest or other earnings on the investment of funds deposited in the Settlement Account shall be deposited in the Settlement Account, subject to withdrawal pursuant to Section 2.09 hereof. Funds at any time on deposit in the Settlement Account may, at the written direction of the Borrower, be invested in Permitted Investments maturing or otherwise payable on demand prior to the next succeeding Payment Date. Without limiting the generality of the foregoing, the Borrower shall cause the Servicer to remit all amounts received on account of Student Loans to the Settlement Account in accordance with the provisions of the related Security Agreement or a Control Agreement. Funds at any time on deposit in the Settlement Account may, at the written direction of the Borrower, be invested in Permitted Investments maturing or otherwise payable on demand on or prior to the next succeeding Payment Date. Upon the Termination Date and the payment of all amounts due by the Borrower hereunder, all amounts on deposit in the Settlement Account shall be remitted to the Borrower.

(b) The Borrower shall establish and maintain a Reserve Account, in the form of a securities account, titled "MRU Funding SPV Inc., in trust for Merrill Lynch Bank USA" and shall ensure at all times that such Reserve Account is subject to a Control Agreement. The Reserve Account shall be established with the Collateral Agent or another Qualified Depository Institution acceptable to the Lender. Borrower shall maintain a balance in the Reserve Account at least equal to the aggregate Reserve Amount. On each Funding Date the Borrower shall deposit or direct the Lender to deposit (as a deduction from Loan proceeds) an amount in the Reserve Account equal to 0.25% of the Loans secured by Private Loans made on such Funding Date. Funds deposited in the Reserve Account may be transferred only in accordance with this Section 2.06 and Section 2.09(a) hereof. Any funds deposited in the Reserve Account shall at all times be fully insured to the full extent permitted under applicable law. Any interest or other earnings on the investment of funds deposited in the Reserve Account shall be deposited in the Settlement Account, subject to application pursuant to Section 2.09(a). Funds at any time on deposit in the Reserve Account may, at the written direction of the Borrower, be invested in Permitted Investments maturing or otherwise payable on demand on or prior to the next succeeding Payment Date. Upon the Termination Date and the payment of all amounts due by the Borrower hereunder, all amounts on deposit in the Reserve Account shall be remitted to the Borrower. In the event that the amounts on deposit in the Settlement Account are insufficient to cover the amounts due pursuant to Section 2.09(a)(i) through (v), the Borrower shall withdraw from the Reserve Account the lesser of such deficiency and the amount on deposit in the Reserve Account for application against such amounts as more particularly described in Section 2.09(a). Upon the occurrence and continuance of an Event of Default, the distribution and application of funds on deposit in the Reserve Account shall, at the direction of the Lender, be applied as provided in clauses (i) through (viii) of Section 2.09(a), thereafter to repay in full the

principal of the Loans, and thereafter as provided in clauses (x) through (xii) of Section 2.09(a).

(c) The Borrower shall establish and maintain a Federal Reserve Account, in the form of a securities account, titled "MRU Funding SPV Inc., in trust for Merrill Lynch Bank USA" and shall ensure at all times that such Federal Reserve Account is subject to a Control Agreement. The Federal Reserve Account shall be established with the Collateral Agent or another Qualified Depository Institution acceptable to the Lender. Borrower shall maintain a balance in the Federal Reserve Account at least equal to the aggregate Federal Reserve Amount. On each Funding Date the Borrower shall deposit or direct the Lender to deposit (as a deduction from Loan proceeds) an amount in the Federal Reserve Account equal to 0.25% of the Loans secured by Federal Loans made on such Funding Date. Funds deposited in the Federal Reserve Account may be transferred only in accordance with this Section 2.06 and Section 2.09(b) hereof. Any funds deposited in the Federal Reserve Account shall at all times be fully insured to the full extent permitted under applicable law. Any interest or other earnings on the investment of funds deposited in the Federal Reserve Account shall be deposited in the Settlement Account, subject to application pursuant to Section 2.09(b). Funds at any time on deposit in the Federal Reserve Account may, at the written direction of the Borrower, be invested in Permitted Investments maturing or otherwise payable on demand on or prior to the next succeeding Payment Date. Upon the Termination Date and the payment of all amounts due by the Borrower hereunder, all amounts on deposit in the Federal Reserve Account shall be remitted to the Borrower. In the event that the amounts on deposit in the Settlement Account are insufficient to cover the amounts due pursuant to Section 2.09(b)(i) through (vii), the Borrower shall withdraw from the Federal Reserve Account the lesser of such deficiency and the amount on deposit in the Federal Reserve Account for application against such amounts as more particularly described in Section 2.09(b). Upon the occurrence and continuance of an Event of Default, the distribution and application of funds on deposit in the Federal Reserve Account shall, at the direction of the Lender, be applied as provided in clauses (i) through (ix) of Section 2.09(b), thereafter to repay in full the principal of the Loans, and thereafter as provided in clauses (xi) through (xiii) of Section 2.09.

(d) The Borrower shall establish and maintain a Deferral Account, in the form of a deposit account, titled "MRU Funding SPV Inc., in trust for Merrill Lynch Bank USA as Lender", and shall ensure at all times that such Deferral Account is subject to a Control Agreement. The Deferral Account shall be established with the Collateral Agent or another Qualified Depository Institution acceptable to the Lender. Funds deposited in the Deferral Account shall be transferred only (a) on each Payment Date, to the Settlement Account, in an amount equal to the Deferral Amounts to be paid on such Payment Date with respect to the Student Loans, and (b) on a monthly basis, to distribute to the Borrower any amounts on deposit in the Deferral Account in excess of the amount the Borrower estimates (with the approval of the Lender) is necessary to pay anticipated Deferral Amounts. Any funds deposited in the Deferral Account shall at all times be fully insured to the full extent permitted under applicable law. Any interest or other earnings on the investment of funds deposited in the Deferral Account shall be deposited in the Deferral Account. Funds at any time on deposit in the Deferral Account may, at the

written direction of the Borrower, be invested in Permitted Investments maturing or otherwise payable on demand on or prior to the next succeeding Payment Date. On each Payment Date, Borrower shall deposit funds in the Deferral Account, if available, in accordance with Section 2.09(b).

(e) The Borrower shall establish and maintain a Disbursement Account, in the form of a securities account, titled "MRU Funding SPV Inc., in trust for Merrill Lynch Bank USA as Lender" and shall ensure at all times that such Disbursement Account is subject to the Disbursement Agreement. The Disbursement Account shall be established with the Disbursement Agent. Funds deposited in the Disbursement Account by Lender or otherwise may be transferred only by the Disbursement Agent at the direction of the Lender pursuant to a Disbursement Summary and an officer's certificate signed by a Responsible Officer of the Borrower as required by Section 2.03(g) hereof. Any funds deposited in the Disbursement Account shall at all times be fully insured to the full extent permitted under applicable law. Any interest or other earnings on the investment of funds deposited in the Disbursement Account shall be deposited in the Settlement Account. Funds at any time on deposit in the Disbursement Account may, at the written direction of the Borrower, be invested in Permitted Investments maturing or otherwise payable on demand on or prior to the next succeeding Business Day.

2.07. Optional Prepayments. (a) Subject to Section 2.11 hereof, the Loans are prepayable at any time without premium or penalty. Any amounts prepaid shall be applied to repay the outstanding principal amount of the Loans (together with interest thereon) until paid in full. Amounts repaid may be reborrowed in accordance with the terms of this Loan Agreement. If the Borrower intends to prepay any Loans, in whole or in part, the Borrower shall give written notice to the Lender no later than 12:00 noon, New York City time, on the date two Business Days prior to such prepayment. If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid plus any amounts which may be due pursuant to Section 2.11 hereof. Partial prepayments shall be in an aggregate principal amount of at least $1,000,000. Amounts deposited to the Settlement Account in connection with any such prepayment shall be remitted by the Borrower to the Lender and immediately applied by the Lender in the following order:

(i) first, to any amount due pursuant to Section 2.11 hereof; and

(ii) second, to the payment of the outstanding principal of the Loans.

(b) In connection with any prepayment pursuant to subsection (a) above, the Borrower may elect to have Student Loans released from the Lien created pursuant to the related Security Agreement. In order to obtain such release, the Borrower shall give written notice to the Lender no later than 12:00 noon, New York City time, on the Business Day prior to any such proposed release in connection with a prepayment in accordance with subsection (a) above. The Borrower shall deposit or cause to be

deposited into the Settlement Account (for application to prepay the Loans as described above) an amount at least equal to the principal amount plus accrued interest on (plus any other unpaid amounts due and owing under this Loan Agreement with respect to) the Student Loans to be released from the Lien created pursuant to the related Security Agreement, and upon such deposit, the related Student Loans shall be released from the Lien created pursuant to the related Security Agreement in accordance with the provisions of Section 3(l) thereof and this Section 2.07 and shall cease to be Student Loans, provided that no such release would cause a Borrowing Base Deficiency; and, provided further, that no Event of Default shall have occurred and be continuing hereunder. The Student Loans to be so released shall be selected by the Borrower in its sole discretion; provided, however, that the Borrower shall not select the Student Loans in a manner which would result in an adverse effect on the remaining Collateral.

2.08. Reserved.

2.09. Application of Payments.

(a) Prior to the occurrence and continuation of an Event of Default, on each Payment Date, Borrower will prepare and deliver to the Lender for approval a monthly statement of all funds in the Settlement Account with respect to Private Loans collected during the prior calendar month and amounts transferred to the Settlement Account from the Reserve Account shall be distributed by the Borrower in the following order:

(i) to the Servicers for the administration of the servicing of the Private Loans an amount equal to the related Unsubordinated Servicing Fee;

(ii) to the payment of any fees due to the Collateral Agent with respect to the Private Loans;

(iii) to the Lender any fees or other unscheduled amounts due and owing to the Lender, including any Commitment Fees, Non-Use Fees, Extension Fees, Exit Fees or amounts payable pursuant to Sections 2.12, 2.13, 3.03, 3.04 or 3.05;

(iv) to any Derivative Counterparty (if applicable), any payments due under the Interest Rate Protection Agreements related to the Private Loans;

(v) to the Lender, the interest due on Loans secured by Private Loans for the related Interest Period including overdue interest thereon remaining unpaid from a prior Interest Period and pari-passu with such interest, to any Derivative Counterparty (if applicable), any related termination payment required to be paid with respect to any related Interest Rate Protection Agreements on account of Private Loans pari-passu with such interest;

(vi) to the Servicers for the administration of the servicing of the Private Loans an amount equal to the related Subordinated Servicing Fee;

(vii) to the Lender for the payment of principal to satisfy any Private Borrowing Base Deficiency;

(viii) to the extent the Repayment Event is in effect, to the Lender, principal to pay down the Loans secured by Private Loans until the outstanding principal amount of the Loans is paid in full;

(ix) to the Reserve Account, to maintain a balance in such account in an amount at least equal to the Reserve Amount;

(x) any other amount payable to the Lender under this Loan Agreement or the related Security Agreement; and

(xi) to the Derivative Counterparty (if any) any remaining termination payment with respect to related Interest Rate Protection Agreements on account of Private Loans;

(xii) any remainder to the Borrower.

(b) Prior to the occurrence and continuation of an Event of Default, on each Payment Date, Borrower will prepare and deliver to the Lender for approval a monthly statement of all funds in the Settlement Account with respect to Federal Loans collected during the prior calendar month and amounts transferred to the Settlement Account from the Federal Reserve Account shall be distributed by the Borrower in the following order:

(i) first, to the payment of any periodic rebate fee payments payable to the Department;

(ii) second, to the payment of any fees payable to any applicable Guarantor with respect to the Federal Loans,

(iii) to the Servicers for the administration of the servicing of the Federal Loans an amount equal to the related Unsubordinated Servicing Fee;

(iv) to the payment of any fees due to the Eligible Lender Trustee or Collateral Agent with respect to the Federal Loans;

(v) to the Lender any fees or other unscheduled amounts due and owing to the Lender, including any Commitment Fees,

Non-Use Fees, Extension Fees, Exit Fees or amounts payable pursuant to Sections 2.12, 2.13, 3.03, 3.04 or 3.05;

(vi) to any Derivative Counterparty (if applicable), any payments due under the Interest Rate Protection Agreements related to the Federal Loans;

(vii) to the Lender, the interest due on Loans secured by Federal Loans for the related Interest Period including overdue interest thereon remaining unpaid from a prior Interest Period and pari-passu with such interest, to any Derivative Counterparty (if applicable), any related termination payment required to be paid with respect to any related Interest Rate Protection Agreements on account of Federal Loans pari-passu with such interest;

(viii) to the Servicers for the administration of the servicing of the Federal Loans an amount equal to the related Subordinated Servicing Fee;

(ix) to the Lender for the payment of principal to satisfy any Federal Borrowing Base Deficiency;

(x) to the Federal Reserve Account, to maintain a balance in such account in an amount at least equal to the Federal Reserve Amount;

(xi) any other amount payable to the Lender under this Loan Agreement or the related Security Agreement; and

(xii) to the Derivative Counterparty (if any) any remaining termination payment with respect to related Interest Rate Protection Agreements on account of Federal Loans;

(xiii) any remainder to the Deferral Account.

(c) The application of payments by the Lender to the reduction of the Secured Obligations shall, in the absence of manifest error, be binding upon the Borrower. Upon the occurrence and continuance of an Event of Default, the distribution and application of funds on deposit in the Settlement Account shall, at the direction of the Lender, be applied as provided in:

(i) with respect to proceeds of Private Loans, clauses (i) through (viii) above, thereafter to repay in full the principal of the Loans, and thereafter as provided in clauses (x) through (xii); and

(ii) with respect to proceeds of Federal Loans, clauses (i) through (ix) above, thereafter to repay in full the principal of the Loans, and thereafter as provided in clauses (xi) through (xiii).

2.10. Use of Proceeds. The proceeds of any Loan (other than a Supplemental Loan which shall be used for the purposes described herein) shall be used exclusively by the Borrower to finance the acquisition of Student Loans from an Originating Lender (including the payment of fees and costs incurred with respect to such origination) or the origination of Federal Loans.

2.11. Indemnity.

(a) Without limiting, and in addition to, the provisions of Section 10.03 hereof, the Borrower agrees to indemnify the Lender and to hold the Lender harmless from any loss or expense that the Lender may sustain or incur as a consequence of (i) a default by the Borrower in payment when due of the principal amount of or interest on the Loans or (ii) a default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with Section 2.07 hereof.

(b) Without limiting, and in addition to, the provisions of Section 10.03 hereof, the Borrower agrees that if any payment of principal on the Loans is made other than on a Payment Date, as a result of a payment pursuant to Section 2.04 hereof or acceleration of the maturity of the Loans pursuant to Section 8 hereof or for any other reason, Borrower shall, upon demand by the Lender, pay to the Lender any such amounts as are reasonable to compensate the Lender for any additional losses (not including lost profits), costs or expenses which the Lender may incur as a result of such payments, including, without limitation, any hedge breakage costs.

2.12. Facility Renewal. On an annual basis, the Lender shall review and decide whether to renew the Loan Agreement, upon the request of the Borrower, no earlier than the date which is 90 days prior to the then current Termination Date. The Lender shall respond to such request of the Borrower within thirty (30) calendar days from the date Borrower makes such request. If the Lender chooses to renew the facility, the Lender shall deliver to the Borrower a Renewal Offer. In the event that the Lender makes a Renewal Offer to the Borrower prior to the Trigger Date which is not accepted by the Borrower, on the earlier of (a) the date all Loans are repaid after such rejection of the Renewal Offer and (b) the Termination Date, the Borrower shall pay to the Lender the Exit Fee (provided, that if (i) the economic terms offered by the Lender in the rejected Renewal Offer were materially less attractive, or (ii) the rejected Renewal Offer did not contain a Commitment substantially similar in size to that requested by Borrower, then no Exit Fee shall be payable), such payment to be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Lender in accordance with the Wiring Instructions set forth on Schedule 3 hereto.

2.13. Increase in Commitment. Subject to the Side Letter, upon prior request from the Borrower, the Lender may, in its sole discretion, increase its Commitment. Any increased Commitment up to the Trigger Amount shall be offered at the same or better economic terms as the existing facility (other than terms related to the Commitment Fee following the initial 364 day term of this Loan Agreement (as further set forth in Sections 3.03 and 3.04 hereof) and the Tangible Net Worth Event of Default). The Lender agrees to respond affirmatively or negatively with respect to any such request within 30 calendar days of receipt. If either the Lender (i) provides no response or the response is negative or (ii) provides a response that is otherwise not substantially similar in size to the Commitment requested by the Borrower, the request shall be deemed denied and no Exit Fee shall be payable. Any failure by the Lender to deliver a notice of increase shall be deemed the Lender's determination not to increase its then current Commitment. Any increase shall be in the minimum amount of $25 million.

2.14. Requirements of Law.

(a) If any Requirement of Law (other than with respect to the Lender's certificate of incorporation, by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case, made, issued or adopted subsequent to the date hereof:

(i) shall subject the Lender to any Tax or increased Tax of any kind whatsoever with respect to this Loan Agreement or any Transaction or change the basis of taxation of payments to the Lender in respect thereof;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of the Lender which is not otherwise included in the determination of the Interest Rate hereunder; or

(iii) shall impose on the Lender any other condition or expense;

and the result of any of the foregoing is to increase the cost to the Lender, by an amount which the Lender reasonably deems to be material, of entering, continuing or maintaining the Loan or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, the Borrower shall upon written request by the Lender to the Borrower promptly pay the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduced amount receivable.

(b) If the Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to the Lender's certificate of incorporation, by-laws or other organizational or

governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by the Lender or any Person controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Lender's or such Person's capital as a consequence of its obligations hereunder to a level below that which the Lender or such Person could have achieved but for such adoption, change or compliance (taking into consideration the Lender's or such Person's policies with respect to capital adequacy) by an amount reasonably deemed by the Lender to be material, then from time to time as specified in writing by the Lender, the Borrower shall promptly pay to the Lender such additional amount or amounts as will compensate the Lender for such reduction. Lender shall deliver prompt notice of such adoption or change in any Requirement of Law to Borrower.

(c) A certificate providing the basis, in reasonable detail as determined by Lender, for the additional amount claimed as to any additional amounts payable pursuant to this Section 2.14 submitted by the Lender to the Borrower shall be conclusive in the absence of manifest error.

(d) To the extent that any additional payments required hereunder cause the effective Interest Rate to increase by more than 25 basis points, then Borrower may, at its option, terminate this Loan Agreement after repaying all Secured Obligations hereunder without the payment of any Exit Fee.

2.15. Taxes.

(a) All payments made by the Borrower to the Lender under this Loan Agreement shall, to the extent allowed by law, be made free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, deductions, fees, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority thereof or therein ("Taxes"), unless required by law. If the Borrower shall be required under any applicable Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Loan Agreement or any of the other Loan Documents to the Lender, (i) Borrower shall make all such deductions and withholdings in respect of Taxes, (ii) Borrower shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any applicable Requirement of Law, and (iii) the sum payable by Borrower shall be increased as may be necessary so that after Borrower has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 2.15) the Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes. For purposes of this Loan Agreement the term "Non-Excluded Taxes" are Taxes other than, in the case of the Lender, (i) Taxes that are imposed on its overall Net Income (and franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which the Lender is organized or of its applicable lending office, or any political subdivision thereof, and (ii)

"back-up withholding" imposed under section 3406 of the Code (or any successor provision) as a result of a failure by the Lender properly to establish or maintain an exemption therefrom. However, if the Lender would not have been subject to Taxes imposed by such jurisdiction but for the Lender having executed, delivered or performed its obligations or received payments under, or enforced, this Loan Agreement or any of the other Loan Documents, the Taxes will be treated as Non-Excluded Taxes. Thus, by way of example, and for the avoidance of doubt, if a Lender was not subject to Taxes by the jurisdiction where Lender is organized or of Lender's applicable lending office prior to entering into this Loan Agreement, but as a result of entering into this Loan Agreement Taxes are required to be withheld from payments under this Loan Agreement by that jurisdiction, such Taxes shall be Non-Excluded Taxes.

(b) In addition, Borrower hereby agrees to pay any present or future stamp, recording, documentary, excise, property or value-added taxes, or similar taxes, charges or levies that arise (i) from any payment made under or in respect of this Loan Agreement or any other Loan Document or (ii) from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Loan Agreement or any other Loan Document (collectively, "Other Taxes").

(c) Borrower hereby agrees to indemnify Lender for, and to hold it harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.15 imposed on or paid by the Lender and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by Borrower provided for in this Section 2.15(c) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by Borrower under the indemnity set forth in this Section 2.15(c) shall be paid within ten (10) days from the date on which Lender makes written demand therefor.

(d) Within thirty (30) days after the date of any payment of Taxes, Borrower (or any Person making such payment on behalf of Borrower) shall furnish to Lender for its own account a certified copy of the original official receipt evidencing payment thereof. For purposes of subsection (e) of this Section 2.15, the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Code.

(e) Each Lender (including for avoidance of doubt any assignee, successor or participant) that either (i) is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) whose name does not include "Incorporated," "Inc.," "Corporation," "Corp.," "P.C.," "insurance company," or "assurance company" (a "Non-Exempt Lender") shall deliver or cause to be delivered to Borrower the following properly completed and duly executed documents:

(i) in the case of a Non-Exempt Lender that is not a United States person, a complete and executed (x) U.S. Internal Revenue Form W-8BEN with Part II completed in which Lender claims the benefits of a tax treaty with the

United States providing for a zero or reduced rate of withholding on payments to be received hereunder (or any successor forms thereto), including all appropriate attachments or (y) a U.S. Internal Revenue Service Form W-8ECI (or any successor forms thereto); or

(ii) in the case of a Non-Exempt Lender that is an individual, (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a certificate substantially in the form of Exhibit J (a "Section 2.15 Certificate") or (y) a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

(iii) in the case of a Non-Exempt Lender that is organized under the laws of the United States, any State thereof, or the District of Columbia, a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto), including all appropriate attachments; or

(iv) in the case of a Non-Exempt Lender that (x) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (y) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN claiming a zero rate of withholding on payments to be received hereunder (or any successor forms thereto) and a Section 2.15 Certificate; or

(v) in the case of a Non-Exempt Lender that (A) is treated as a partnership or other non-corporate entity for U.S. federal income tax purposes, and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, (x)(i) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor forms thereto) (including all required documents and attachments) and (ii) a Section 2.15 Certificate, and (y) without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, "beneficial owners"), the documents that would be required by clause (i), (ii), (iii), (iv), (vi), (vii) and/or this clause (v) with respect to each such beneficial owner if such beneficial owner were Lender, provided, however, that no such documents will be required with respect to a beneficial owner to the extent the actual Lender is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury regulations, or the requirements of this clause (v) are otherwise determined to be unnecessary, all such determinations under this clause (v) to be made in the sole discretion of Borrower, provided, however, that Lender shall be provided an opportunity to establish such compliance as reasonable; or

(vi)in the case of a Non-Exempt Lender that is disregarded for U.S. federal income tax purposes, the document that would be required by clause (i), (ii), (iii), (iv), (v), (vii) and/or this clause (vi) of this Section 2.15(e) with respect to its beneficial owner if such beneficial owner were Lender; or

(vii) in the case of a Non-Exempt Lender that (A) is not a United States person and (B) is acting in the capacity as an "intermediary" (as defined in U.S. Treasury Regulations), (x)(i) a U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments) and (ii) a Section 2.15 Certificate, and (y) if the intermediary is a "non-qualified intermediary" (as defined in U.S. Treasury Regulations), from each person upon whose behalf the "non-qualified intermediary" is acting the documents that would be required by clause (i), (ii), (iii), (iv), (v), (vi), and/or this clause (vii) with respect to each such person if each such person were Lender.

If the forms referred to above in this Section 2.15(e) that are provided by a Lender at the time such Lender first becomes a party to this Loan Agreement or, with respect to a grant of a participation, the effective date thereof, indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be treated as Taxes other than "Non-Excluded Taxes" ("Excluded Taxes") and shall not qualify as Non-Excluded Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered Excluded Taxes solely for the periods governed by such form. If, however, on the date a Person becomes an assignee, successor or participant to this Loan Agreement, Lender transferor was entitled to indemnification or additional amounts under this Section 2.15, then the Lender assignee, successor or participant shall be entitled to indemnification or additional amounts to the extent (and only to the extent), that the Lender transferor was entitled to such indemnification or additional amounts for Non-Excluded Taxes, and the Lender assignee, successor or participant shall be entitled to additional indemnification or additional amounts for any other or additional Non-Excluded Taxes.

(f) For any period with respect to which Lender has failed to provide Borrower with the appropriate form, certificate or other document described in subsection (e) of this Section 2.15 (other than (i) if such failure is due to a change in any applicable Requirement of Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided, (ii) if such form, certificate or other document otherwise is not required under subsection (e) of this Section 2.15, or (iii) if it is legally inadvisable or otherwise commercially disadvantageous for such Lender to deliver such form, certificate or other document and such form, certificate or other document would require the disclosure of materially different information than the form that is or would be required with respect to such Lender under subsection (e) of this Section 2.15 as of February 1, 2007) if it were a Lender on such date, such Lender shall not be entitled to indemnification or additional amounts under subsection (a) or (c) of this Section 2.15 with respect to Non-Excluded Taxes imposed by the United States (or any state or local taxing authority therein) by reason of such failure; provided, however, that should a Lender become subject to Non-Excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, Borrower shall take such steps as such Lender shall reasonably request at Lender's expense, to assist such Lender in recovering such Non-Excluded Taxes.

(g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.15 shall survive the termination of this Loan Agreement. Nothing contained in this Section 2.15 shall require the Lender to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

(h) Each party to this Loan Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes, to treat the Transaction as indebtedness of the Borrower that is secured by the Student Loans and the Student Loans as owned by the Borrower for federal income tax purposes in the absence of a Default by the Borrower. All parties to this Loan Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

(i) To the extent that any additional payments required hereunder, as required by Lender pursuant to written notice to the Borrower, cause the effective Interest Rate to increase by more than 25 basis points, then Borrower may, at its option, terminate this Loan Agreement after repaying all Secured Obligations hereunder without the payment of any Exit Fee.

Section 3. Payments; Computations; Etc.

3.01. Payments.

(a) Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Loan Agreement and the Note shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Lender in accordance with the Lender's Wiring Instructions set forth on Schedule 3 hereto, not later than 12:00 p.m., New York City time, on the date on which such payment shall become due (and each such payment made after such time on such due date shall be deemed to have been made on the next succeeding Business Day). The Lender's Wiring Instructions may be amended or superseded from time to time by the delivery by the applicable entity to the Borrower or the Lender, as applicable, of updated Schedule 3 information.

3.02. Computations. Interest on the Loans shall be computed on the basis of a 360-day year for the actual number of days elapsed occurring in the period for which payable.

3.03. Commitment Fee. The Borrower agrees to pay to the Lender a commitment fee (the "Commitment Fee") from and including the Effective Date to but excluding the date 364 days after the Effective Date, computed at the rate of 0.60% per annum on the Commitment, payable quarterly in advance, without deduction, set-off or counterclaim, to the Lender in accordance with the Wiring Instructions set forth on Schedule 3 hereto. The Commitment Fee payable following any increase in the Commitment during the first 364 days after the Effective Date shall be 0.30% of such increase in the Commitment. The Commitment Fee payable in connection with any

Commitment thereafter shall be computed and payable in accordance with Section 3.04 hereof.

3.04. Extension Fee. In the event that the Borrower and the Lender agree to extend the Termination Date, the Borrower shall pay to the Lender, a renewal fee of 0.15% of the Commitment as of the date of such renewal, payable in accordance with a schedule to be agreed upon by the Borrower and the Lender in connection with such extension, such payment to be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Lender in accordance with the Wiring Instructions set forth on Schedule 3 hereto.

3.05. Non-Use Fee. The Borrower agrees to pay to the Lender a non-use fee (the "Non-Use Fee") from and including the Initial Fee Payment Date to but excluding the Termination Date, computed at the rate of 0.25% per annum on the average daily amount of the unutilized portion of the Commitment (being that portion equal to the Commitment less the aggregate principal amount of Loans) during the period for which payment is made, payable monthly in arrears on each Payment Date and on the Termination Date, such payment to be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Lender in accordance with the Wiring Instructions set forth on Schedule 3 hereto.

Section 4. Conditions Precedent.

4.01. Initial Loan. The obligation of the Lender to make the initial Loan hereunder is subject to the satisfaction of the following conditions precedent, immediately prior to or concurrently with the making of such Loan:

(a) Loan Documents. The Lender shall have received all of the following items, each of which shall be satisfactory to the Lender and its counsel in form and substance:

(i) Note. The Note, duly completed and executed.

(ii) Security Agreement. (a) That certain Security Agreement, dated as of January 10, 2006 in form and substance satisfactory to the Lender, duly executed and delivered by the Borrower and the Lender, and (b) that certain Security and Collateral Agency Agreement, dated as of the date hereof, in form and substance satisfactory to the Lender, duly executed and delivered by the Borrower, the Collateral Agent and the Lender.

(iii) Sale Agreement. The Sale Agreement, in form and substance satisfactory to the Lender, duly executed and delivered by the Borrower and Doral Bank.

(iv) Control Agreement. A Control Agreement for the Settlement Account, the Deferral Account, the Federal Reserve Account and the Reserve Account, in form and substance satisfactory to the

Lender, duly executed and delivered by the Borrower and the Collateral Agent or any other party approved by the Lender in its sole discretion.

(v) Custodial Agreement. Custodial Agreement, in form and substance satisfactory to the Lender, duly executed and delivered by the Borrower, the Collateral Agent and the Lender.

(vi) Settlement Account. The establishment of the Settlement Account pursuant to Section 2.06(a) hereunder.

(vii) Reserve Account. The establishment of the Reserve Account pursuant to Section 2.06(b) hereunder.

(viii) Federal Reserve Account. The establishment of the Federal Reserve Account pursuant to Section 2.06(c) hereunder.

(ix) Deferral Account. The establishment of the Deferral Account pursuant to Section 2.06(d) hereunder.

(x) Warrant. The Warrant, in form and substance satisfactory to the Lender, duly executed and delivered by parties thereto.

(xi) Disbursement Agreement. A Disbursement Agreement for the Disbursement Account, in form and substance satisfactory to the Lender, duly executed and delivered by the Borrower, the Disbursement Agent, the related Bank, and the Lender;

(xii) Bailee Agreement. With respect to Federal Loans, a Bailee Agreement, in the form of Exhibit K, duly executed and delivered by the Lender, the Borrower and each Servicer.

(b) Organizational Documents. The Lender shall have received all of the following items, each of which shall be satisfactory to the Lender and its counsel in form and substance:

(i) a good standing certificate and certified copies of the charter and by-laws (or equivalent documents) of the Borrower and of all corporate or other authority for the Borrower with respect to the execution, delivery and performance of the Loan Documents and each other document to be delivered by the Borrower on the Effective Date (and the Lender may conclusively rely on such certificate until it receives notice in writing from the Borrower to the contrary);

(ii) a good standing certificate and certified copies of the charter and by-laws (or equivalent documents) of Parent

and of all corporate or other authority for the Parent with respect to the execution, delivery and performance of the Loan Documents and each other document to be delivered by the Parent on the Effective Date (and the Lender may conclusively rely on such certificate until it receives notice in writing from the Parent to the contrary);

(c) Legal Opinion. The Lender shall have received (i) an Opinion of Counsel from counsel to the Borrower, substantially in the form attached hereto as Exhibit C, (ii) an Opinion of Counsel from counsel to the Collateral Agent, substantially in the form of Annex 5 to the Federal Security Agreement, (iii) an Opinion of Counsel from counsel to Borrower acceptable to the Lender and its counsel with respect to true sale of the Student Loans from the related Originating Lender to the Borrower and the non-consolidation of the Borrower into the Parent and (iv) an Opinion of Counsel from counsel to the Borrower acceptable to Lender and its counsel with respect to the matters addressed in counsel's August 15, 2005 opinion to Nomura Credit & Capital Inc. and the enforceability of multiple advances under the Student Loans;

(d) Servicing Agreements. The Lender shall have received the Servicing Agreements, certified as true, correct and complete copies of the originals, each of which shall be satisfactory to the Lender and its counsel in form and substance;

(e) Guaranty Agreements. The Lender shall have received a Guaranty Agreement for each Guarantor for each Federal Loan pledged under the Security Agreement, each of which shall be satisfactory to the Lender and its counsel in form and substance, certified as a true, correct and complete copy of the original;

(f) Financing Statements. The Borrower shall have filed or caused to be filed financing statements to perfect a first priority security interest in the Collateral in favor of (a) with respect to Private Loans, the Lender, and (b) with respect to Federal Loans, the Collateral Agent for the benefit of the Lender, in each case, on form UCC-1 satisfactory to the Lender; the Borrower shall have taken such other action as the Lender shall have requested in order to perfect the security interests created pursuant to the Security Agreement;

(g) Payment of Costs; Expenses and Fees. The Lender shall have received the costs and expenses required to be paid by the Borrower pursuant to Section 10.03(b) hereof (to the extent known by the Borrower).

(h) Other Documents. The Lender shall have received such other documents as the Lender may reasonably request;

(i) Reserve Account Initial Amount. The Lender shall have received evidence satisfactory to it that the Reserve Amount is on deposit in the Reserve Account.

(j) Federal Reserve Account Initial Amount. The Lender shall have received evidence satisfactory to it that the Federal Reserve Amount is on deposit in the Federal Reserve Account.

4.02. Conditions to Closing. The closing of the effectiveness of this Loan Agreement shall occur upon the execution and delivery by the parties hereto of this Loan Agreement and delivery to the Lender of a certificate of the Borrower certifying as to the matters set forth in Sections 5.01 through 5.11 hereof.

4.03. Initial and Subsequent Loans. The making of each Loan to the Borrower (including the initial Loan) on any Business Day is subject to the satisfaction of the following further conditions precedent, both immediately prior to the making of such Loan and also after giving effect thereto and to the intended use thereof:

(a) no Termination Event shall have occurred and be continuing; provided, however, that the occurrence and continuation of neither (i) a Termination Event resulting solely from the event set forth in Section 7.02(a) hereof and solely as a result of a shortfall in cash in connection with paying amounts due in clauses (i) through (vi) of Section 2.09 nor (ii) an event which is a Default, but which, because of a grace period, if any, applicable thereto in accordance with Section 7.01, is not yet an Event of Default shall prohibit Supplemental Loans from being requested by the Borrower and funded by the Lender pursuant to Section 2.03 hereof;

(b) both immediately prior to the making of such Loan and also after giving effect thereto and to the intended use thereof, the representations and warranties made by the Borrower in Section 5 hereof, and elsewhere in each of the Loan Documents, shall be true and complete on and as of the date of the making of such Loan in all material respects (in the case of the representations in Schedule 4, solely with respect to Student Loans included in the Borrowing Base) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). The Borrower shall be in compliance with its covenants set forth in this Loan Agreement (including but not limited to its covenants in Sections 6.04(d) and 6.08 relating to certain insurance coverage);

(c) assuming the requested Loan has been made and the Student Loans to be pledged to the Lender or Collateral Agent, as applicable, under the related Security Agreement have been so pledged, no Borrowing Base Deficiency shall exist and the aggregate outstanding Loans shall not exceed the Commitment;

(d) except with respect to a Loan or portion of a Loan that is a Supplemental Loan and so long as a Repayment Event is not in effect, the Collateral Value of the loans proposed to become Student Loans in connection with the Loan advanced on the Funding Date is greater than or equal to the amount of the Loan advanced on the Funding Date;

(e) all interest, fees, expenses and all other amounts then due and payable to the Lender hereunder shall have been paid;

(f) all of the Loan Documents are in effect and the terms of all the Loan Documents are being fully complied with by the Borrower and the Servicers in all material respects;

(g) with respect to each Private Loan, the Collateral Agent shall have in its possession the Student Loan Note pertaining to each Private Loan to be pledged to the Lender and included in the Private Borrowing Base on such Funding Date, in accordance with the terms and conditions of a Custodial Agreement;

(h) with respect to each Federal Loan, the Servicer shall have in its possession the Student Loan Note pertaining to each Federal Loan to be pledged to the Collateral Agent for the benefit of the Lender and included in the Federal Borrowing Base. Pursuant to each applicable Bailee Agreement, the applicable Servicer shall deliver to the Lender and the Borrower, no later than 3:00 p.m. New York City time, on a Funding Date, a Trust Receipt (as defined in the Bailee Agreement) in respect of all Federal Loans pledged to the Collateral Agent for the benefit of the Lender on such Funding Date.

(i) if any Student Loans being pledged to the Lender are being serviced by a Servicer other than PHEAA, such Servicer has been previously approved by the Lender and the Lender shall have received a copy of the Servicing Agreement and of the certificates and opinions relating to such new Servicer each of which shall have been approved in writing by the Lender;

(j) to the extent not previously provided to the Lender, the Lender shall have received from the Borrower a Guaranty Agreement for each Guarantor for each Federal Loan pledged under the related Security Agreement, each of which shall be satisfactory to the Lender in form and substance, certified as a true, correct and complete copy of the original; and

(k) the Borrower, at its own expense, on or prior to a Funding Date, shall give the applicable Servicer notice of the Lien of the Lender or Collateral Agent, as applicable, on the related Student Loans and shall cause such Servicer to indicate in its computer files the pledge of the related Student Loans to the Lender.

Each request for a borrowing by the Borrower hereunder shall constitute a certification by the Borrower that all the conditions set forth in this Section 4 have been satisfied (both as of the date of such notice, request or confirmation and as of the date of such borrowing and assuming that, where applicable, items are satisfactory to the Lender and its counsel in form and substance as to which the Borrower makes no representation).

Section 5. Representations and Warranties. The Borrower represents and warrants to the Lender that throughout the term of this Loan Agreement:

5.01. Due Organization and Qualification. The Borrower is a corporation validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority under such laws to own its properties and conduct its business as such properties are presently owned and such business is presently conducted and to execute, deliver and perform its obligations under this Loan Agreement and the Loan Documents to which it is a party. The Borrower is duly qualified to do business and is in good standing in every state required in order to conduct its business, and has obtained all necessary licenses and approvals, except where the failure to obtain such licenses or approvals would not have a Material Adverse Change on the Borrower.

5.02. Due Authorization. The Borrower has the power and authority to execute, deliver and perform this Loan Agreement and the other Loan Documents to which it is a party, and all the transactions contemplated hereby and thereby, has taken all necessary action to authorize the execution, delivery and performance of this Loan Agreement and the other Loan Documents to which it is a party and has duly executed and delivered this Loan Agreement and the other Loan Documents to which it is a party. Each of this Loan Agreement and the other Loan Documents to which it is a party constitutes the legal, valid and binding agreement of the Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium and other laws of general applicability relating to or affecting creditors' rights generally and (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, and indemnification sought in respect of securities laws violations may be limited by public policy.

5.03. No Consents Required. Any consent, license, approval or authorization of, or registration with, any Governmental Authority that is required to be obtained by the Borrower in connection with the execution, delivery or performance of any of the Loan Documents has been duly obtained and which is and will not be in full force and effect on the date of this Loan Agreement.

5.04. No Violation. The execution, delivery and performance of each of this Loan Agreement and the other Loan Documents do not violate any provision of any existing law or regulation applicable to the Borrower, any order or decree of any court to which the Borrower is subject, its charter, by-laws or other organizational documents or any mortgage, indenture, contract or other agreement to which the Borrower is a party or by which it or any significant portion of its properties is bound or result in the creation or imposition of any lien upon any of its properties other than pursuant to the Loan Documents (other than non-material violations of such laws, regulations, orders, decrees, mortgages, indentures, contracts and other agreements which do not affect the legality, validity or enforceability of any of such agreements or the Student Loans).

5.05. Legal Proceedings. There is no litigation or administrative proceeding before any court, tribunal or governmental body presently pending or, to its

knowledge, threatened with respect to this Loan Agreement and or any of the other Loan Documents, the transactions contemplated hereby or thereby, or any of the Student Loans, and there is no such litigation or proceeding against the Borrower or any significant portion of its properties, in any such case.

5.06. Reserved.

5.07. Compliance with Law, Etc. No practice, procedure or policy employed, or proposed to be employed, by the Borrower, in the conduct of its business, violates any law, regulation, judgment, agreement, order or decree applicable to it in any material respect.

5.08. Accuracy of Information. Neither the Loan Documents, nor other information relating to the Student Loans, the operations of the Borrower, the Originator or the Servicer (including servicing or origination of loans) or the financial condition of the Borrower, the Originator or the Servicer (collectively, the "Documents"), as amended, supplemented or superseded, furnished to the Lender by the Borrower contain any statement of a material fact which was untrue or misleading in any material respect when made. The Borrower has no actual knowledge of circumstances that could reasonably be expected to cause a Material Adverse Change with respect to the Borrower, the Originator or the Servicer except as specifically disclosed to the Lender. Since the furnishing of the Documents, there has been no change nor any development or event involving a prospective change known to the Borrower that would render any of the Documents untrue or misleading in any material respect except as specifically disclosed to the Lender.

5.09. Solvency; Fraudulent Conveyance. Borrower is solvent and will not be rendered insolvent by the transactions contemplated by the Loan Documents and, after giving effect to such transactions, Borrower will not be left with an unreasonably small amount of capital with which to engage in its business. Borrower does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Borrower is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Borrower or any of its assets. Borrower is not entering into the transactions contemplated by the Loan Documents with any intent to hinder, delay or defraud any of its creditors.

5.10. Chief Executive Office. The chief executive office of the Borrower is located at 1114 Avenue of the Americas, 30th Floor, New York, New York 10036.

5.11. Investment Company Act. None of the Borrower, the Parent or any of their respective Subsidiaries is an "investment company", or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

5.12. Collateral; Collateral Security.

(a) The provisions of the Private Security Agreement are effective to create in favor of the Lender a valid security interest in all right, title and interest of the Borrower in, to and under the Collateral.

(b) The provisions of the Federal Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Lender a valid security interest in all right, title and interest of the Borrower in, to and under the Collateral.

(c) The Private Security Agreement assigns and pledges, and all necessary action on the part of the Borrower has been taken as required to assign and pledge under the Private Security Agreement, the Private Loans to the Lender. Upon the filing with the Secretary of State of the State of Delaware of the Financing Statement on Form UCC-1 naming the Lender as "Secured Party" and the Borrower as "Debtor", and describing the Collateral, in the jurisdictions and recording offices listed on Schedule 5 attached hereto, pursuant to the Delaware Commercial Code, the Lender will have acquired, or as to after-acquired Collateral will acquire, a perfected security interest in the Private Loans that are pledged to the Lender and, based on the UCC Search Report, the security interest in the Private Loans so perfected is, as of the date hereof, prior to any other security interest in the Private Loans.

(d) The Federal Security Agreement assigns and pledges, and all necessary action on the part of the Borrower has been taken as required to assign and pledge under the Federal Security Agreement, the Federal Loans to the Collateral Agent for the benefit of the Lender. Upon the filing with the Secretary of State of the State of Delaware of the Financing Statement on Form UCC-1 naming the Collateral Agent as "Secured Party" and the Borrower as "Debtor", and describing the Collateral, in the jurisdictions and recording offices listed on Schedule 5 attached hereto, pursuant to the Delaware Commercial Code, the Collateral Agent will have acquired, or as to after-acquired Collateral will acquire, a perfected security interest in the Federal Loans that are pledged to the Collateral Agent and, based on the UCC Search Report, the security interest in the Federal Loans so perfected is, as of the date hereof, prior to any other security interest in the Federal Loans.

5.13. Location of Books and Records. The location where the Borrower keeps its books and records, including all computer tapes and records (other than back-up tapes and records) relating to the Collateral is its chief executive office or with the Collateral Agent.

5.14. ERISA. Neither the Borrower nor its Parent has established, or contributes to, a Plan or Multiemployer Plan as each is defined in ERISA.

5.15. Eligible Lender Trustee. Each Eligible Lender Trustee is an "eligible lender" under Section 435(d)(1)(A) of the Higher Education Act.

Section 6. Covenants of the Borrower. The Borrower covenants and agrees with the Lender that, so long as any Loan is outstanding and until payment in full of all Secured Obligations:

6.01. Corporate Existence. The Borrower shall maintain its corporate existence and shall at all times continue to be duly organized under the laws of its jurisdiction of incorporation and be duly qualified and duly authorized (as described in Sections 5.01 and 5.02 hereof) and shall conduct its business in accordance with the terms of its certificate of incorporation and bylaws.

6.02. Financial Statements; Servicers' Reports; Other Information. The Borrower shall keep or cause to be kept in reasonable detail books and records of account of its assets and business, including, but not limited to, books and records relating to the Loan, and shall clearly reflect therein the pledge of (a) the Private Loans to the Lender and (b) the Federal Loans to the Collateral Agent for the benefit of the Lender. The Borrower shall furnish or cause to be furnished to the Lender:

(a) Annual Financial Statements. The Borrower shall provide, as soon as available, and in any event within 90 days after the close of each fiscal year (commencing with the fiscal year ended December 31, 2006) of the Borrower, (i) the audited consolidated balance sheets of Borrower and its Subsidiaries as of the end of such fiscal year and the related audited consolidated statements of activities and cash flows for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the preceding fiscal year, prepared in accordance with GAAP, consistently applied, and accompanied by the audit opinion of the independent accountants (which shall be an Approved Accounting Firm) of the Borrower, and (ii) the certificate required to be delivered pursuant to Section 6.04.

(b) Quarterly Financial Statements. The Borrower shall provide, beginning with the fiscal quarter ending March 31, 2006, as soon as available, and in any event within 45 days after the close of each of the first three quarters of each fiscal year of the Borrower, (i) the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and the related unaudited consolidated statement of income for such quarter and for the portion of the fiscal year then ended, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the preceding fiscal year, prepared in accordance with GAAP consistently applied (subject to normal year-end adjustments), (ii) the certificate required to be delivered pursuant to Section 6.04, and (iii) a manifest setting forth the owners of, and the percentage interest owned by such owners, of equity interests in the Parent.

(c) Monthly Report. On the Monthly Report Date, the Borrower shall provide the (i) the Monthly Report, (ii) the Coverage Ratio Certificate, (iii) the Student Loan Schedule as of the end of the prior calendar month and (iv) the certificate required to be delivered pursuant to Section 6.04.

(d) Department of Education Audit Reports. The Borrower shall provide the Lender with copies of all final Department of Education Audit Reports of the Borrower and each Servicer not later than 15 days after the Borrower receives such reports.

(e) Student Loan Schedule. Not later than each Funding Date, an amendment to the Student Loan Schedule, adding the Student Loans to be pledged to the Lender.

(f) Guarantor. To the extent made available to the Borrower, the Borrower will furnish to the Lender as soon as practicable and, in any event, within 15 days after receipt by the Borrower (i) the audited balance sheet, statement of revenues and expenses, statement of fund balances and statement of cash flows of each Guarantor for such fiscal year, and (ii) the default statistics with respect to educational loans guaranteed by such Guarantor.

(g) Servicers. With respect to each Servicer, to the extent Borrower is not prohibited from doing so under the related Servicing Agreement, the Borrower will provide (A) copies of any annual audited financial statements of such Servicer received from the Servicer and (B) within ten (10) days after receipt thereof, copies of any SAS 70 reports or annual compliance audits required by Section 428(b)(1)(4) of the Higher Education Act or periodic compliance/operational audits conducted by third parties for such Servicer; provided, that the Lender may be required to acknowledge the sufficiency of the auditors' procedures in such form as such auditors may reasonably request as a condition to being provided such a report or audit.

(h) Other Information. The Borrower will deliver to the Lender promptly upon receipt thereof, copies of all material schedules, financial statements or other similar reports delivered to or by the Borrower, pursuant to the terms of the Loan Documents (provided that in the case of information delivered by a Servicer, the information relates to the Student Loans or the Servicer generally) and, promptly upon request, such other data as the Lender may reasonably request. The Borrower shall also promptly deliver to the Lender other information on loan disbursements, loans by schools, FICO distribution, delinquencies, gross defaults, recoveries, net defaults, and other information as may be reasonably requested by the Lender.

All financial statements specified in clauses (a) and (b) above shall be furnished in consolidated form for the Borrower and all its Subsidiaries in the event Borrower shall consolidate its financial statements with its Subsidiaries.

6.03. Compliance Certificate. The Borrower shall deliver to the Lender at the time that the delivery of the financial statements is required pursuant to Section 6.03(a), (b) and (c) hereof, one or more officer's certificates by a Responsible Officer of the Borrower stating that:

(a) a review of the Borrower's performance under the Loan Documents during such period has been made under such Responsible Officer's supervision;

(b) to the best of such Responsible Officer's knowledge following reasonable inquiry, no Default or Event of Default has occurred, or if a Default or Event of Default has occurred, specifying the nature thereof and, if the Borrower has a right to cure pursuant to Section 7.01 hereof, stating in reasonable detail (including, if applicable, any supporting calculations) the steps, if any, being taken by the Borrower to cure such Default or Event of Default or to otherwise comply with the terms of the agreement to which such Default or Event of Default relates;

(c) the financial statements and/or reports submitted in accordance with Section 6.03(a), (b) or (c) hereof, if applicable, are complete and correct in all material respects and, in the case of the financial statements submitted in accordance with Section 6.03(a) or (b) hereof, as applicable, present fairly the financial condition and results of operations of the Borrower as of the dates and for the periods indicated, in accordance with GAAP consistently applied (subject as to interim statements to normal year-end adjustments); and

(d) The Borrower or its Parent has in full force and effect (i) a fidelity bond (or direct surety bond) covering the Borrower with a policy limit of not less than $1,000,000 and a deductible of not more than $100,000, (ii) an errors and omissions policy covering the Borrower with a policy limit of not less than $2,000,000 and a deductible of not more than $100,000 and (iii) a directors and officers policy with a policy limit of not less than $3,000,000.

6.04. Notice of Material Events. The Borrower shall be obligated promptly to inform the Lender in writing of the occurrence of any of the following:

(a) the submission of any claim or the initiation of any legal process, litigation or administrative or judicial investigation, or rule making or disciplinary proceeding by or against the Borrower that (A) could reasonably be expected to result in a Material Adverse Change with respect to the Borrower, or the promulgation of any proceeding or any proposed or final rule which would result in a Material Adverse Change with respect to the Borrower, or (B) questions or challenges the validity or enforceability of any of the Loan Documents or as to which there is a reasonable likelihood of adverse determination which would result in a Material Adverse Change;

(b) any change in the location of the Borrower's chief executive office or jurisdiction of organization;

(c) any change of the Borrower's president, chief executive officer, chief financial officer or chairman of the board;

(d) the occurrence of any Default or Event of Default, a Material Adverse Change in the Loan Program, any Material Adverse Change with respect to the Borrower, any Originating Lender or a Servicer of which the Borrower has notice or

actual knowledge, or any other event, circumstance or condition that has resulted, or has a material probability of resulting, and of which the Borrower has notice or actual knowledge, in a Material Adverse Change with respect to the Borrower, any Originating Lender or a Servicer;

(e) the occurrence of an Act of Insolvency with respect to the Borrower, or, upon receipt by the Borrower of notice thereof, an Act of Insolvency with respect to any Servicer, any Originating Lender or any third party performing any material servicing function;

(f) the receipt of notice that (A) the Borrower, any Originating Lender or any Servicer is being placed under regulatory supervision, (B) any license, permit, charter, registration or approval necessary for the conduct of the Borrower's, any Originating Lender's or any Servicer's business is to be, or may be suspended or revoked, or (C) the Borrower, any Originating Lender or any Servicer is to cease and desist any practice, procedure or policy employed by the Borrower or any Servicer in the conduct of its business, and such cessation may result in a Material Adverse Change;

(g) any failure to pay when due any Indebtedness or obligation of the Borrower;

(h) promptly upon receipt of notice or knowledge of any Lien or security interest (other than security interests created by the Security Agreement) on, or claim asserted against, any of the Collateral;

(i) any action or failure to act in violation of Section 6.09 hereof on the earlier of: (i) the date upon which any publicly available filing or release is made with respect to such action or failure to act or (ii) promptly prior to the date of consummation of such action or failure to act. The Borrower shall furnish to the Lender all information requested by it that is reasonably necessary to determine compliance with this paragraph;

(j) promptly after the filing or receiving thereof, copies of all reports and notices with respect to any "Reportable Event" defined in Article IV of ERISA or with respect to the termination of any Benefit Plan which the Issuer or any of its ERISA Affiliates files under ERISA with the Internal Revenue Service, the Pension Benefit Guarantee Corporation or the U.S. Department of Labor or which the Borrower or any of its Affiliates receives from the Pension Benefit Guarantee Corporation;

(k) a Servicer Default shall occur under any Servicing Agreement in effect with respect to any of the Student Loans of which the Borrower has notice or knowledge;

(l) the receipt of notice or knowledge that the Collateral Agent is no longer qualified as an Eligible Lender Trustee; or

(m) any termination of a Guaranty Agreement of which the Borrower has notice or knowledge.

6.05. Financing Statements and Further Assurances. The Borrower shall, upon the request of the Lender, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, within ten Business Days of such request, such amendments hereto and such further instruments and take such further action as may be reasonably necessary to effectuate the intention, performance and provisions of the Loan Documents.

6.06. Maintenance of Licenses. The Borrower shall maintain all licenses, permits, charters and registrations which are material to the conduct of its business.

6.07. Fidelity Bond. To the extent provided for under the applicable Servicing Agreement, the Borrower shall use reasonable efforts to cause each Servicer to establish and maintain in full force and effect a fidelity bond (or direct surety bond) and an errors and omissions policy with coverage meeting the requirements of the Servicing Agreement.

6.08. Impairment of Rights. The Borrower shall not take any action, and shall not fail to take any action, if such action or failure to take action results in a Material Adverse Change with respect to the Borrower, or interferes with the enforcement of any rights of the Collateral Agent, or the Lender under or with respect to any of the Loan Documents.

6.09. Limitation on Mergers, Acquisitions Etc. The Borrower shall not consolidate with, acquire or merge with or into any Person or transfer all or substantially all of its assets to any Person or liquidate or dissolve without the prior written consent of the Lender. The Borrower shall furnish to the Lender all information requested by it that is reasonably necessary to determine compliance with this paragraph.

6.10. ERISA. Neither the Borrower nor its Affiliates shall establish or contribute to a Plan or Multiemployer Plan that is subject to Title IV of ERISA (as defined therein).

6.11. Compliance With Laws. The Borrower will comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, all environmental laws) in all material respects.

6.12. Transactions with Affiliates. The Borrower will not enter into any transaction, including without limitation any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) not otherwise prohibited under this Loan Agreement, (b) in the ordinary course of the Borrower's business and (c) upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate.

6.13. Limitation on Liens. The Borrower will defend the Collateral against, and will take such other action as is necessary to remove, any Lien, security

interest or claim on or to the Collateral, other than the security interests created under the Security Agreement, and the Borrower will defend the right, title and interest of the Lender in and to any of the Collateral against the claims and demands of all persons whomsoever.

6.14. No Adverse Selection. The Student Loans pledged to the Lender under the Security Agreement shall be selected from among the outstanding student loans in the Borrower's portfolio as to which the representations set forth on Schedule 4 can be made and such selection shall not be made in a manner so as to affect adversely the interests of the Lender, except as necessary to avoid a Repayment Event or an Excess Spread Trigger.

6.15. Administration of the Program. The Borrower shall administer, operate and maintain its student loan program in such a manner as to ensure that such program and the Federal Loans financed hereunder will benefit from the Guarantee Agreements and the federal program of reimbursement for Federal Loans pursuant to the Higher Education Act, or from any other federal statute providing for such federal program.

6.16. Eligible Lender. The Borrower shall promptly appoint a qualified successor to any Eligible Lender Trustee that fails to maintain its status as an "eligible lender" under Section 435(d)(1)(A) of the Higher Education Act.

6.17. Guarantor Limitations. The Borrower shall not permit any Federal Loans financed hereunder to be guaranteed by any guaranty agency or entity other than a Guarantor.

6.18. Servicer Limitations. The Borrower shall not permit any Student Loans financed hereunder to be serviced by any Servicer other than as expressly approved herein without first obtaining the written consent of the Lender and demonstrating to the satisfaction of the Lender that all requirements and conditions required by the Lender applicable to such Servicer have been satisfied for such Servicer, which satisfaction shall be evidenced by such written consent, and, with respect to the Federal Loans, delivering to the Lender a Bailee Agreement executed by such Servicer.

6.19. Provision of Certain Required Documentation and Information. The Borrower shall provide to the Lender, to the extent requested, all documentation and other information required by bank regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001 (31 U.S.C. Section 5318).

6.20. Prohibited Amendments. The Borrower shall not, and shall not permit any amendment, modification or waiver, with respect to any Loan Document, unless such amendment, modification or waiver would not have an adverse effect on the rights of the Lender hereunder.

6.21. Special Purpose Vehicle. Borrower shall (a) own no assets, nor engage in any business, other than the assets and transactions specifically contemplated

or permitted under this Loan Agreement and the Loan Documents; (b) not incur any Indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than pursuant hereto; (c) not make any loans or advances to any third party, and shall not acquire obligations or securities of the Borrower's Affiliates; (d) pay the Borrower's debts and liabilities only from the Borrower's own assets; (e) comply with the provisions of the Borrower's organizational documents; (f) do all things necessary to observe organizational formalities and to preserve the Borrower's existence, and will not amend, modify or otherwise change the Borrower's organizational documents, or suffer same to be amended, modified or otherwise changed, without the Lender's prior written consent which shall not be unreasonably withheld; (g) maintain all of the Borrower's books, records, financial statements (except to the extent such financial statements are consolidated with those of its Affiliates) and bank accounts separate from those of the Borrower's Affiliates; (h) be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding the Borrower's status as a separate entity, shall conduct business in the Borrower's own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize a separate telephone number and separate stationery, invoices and checks; (i) maintain adequate capital for the normal obligations reasonably foreseeable in a business of the Borrower's size and character and in light of the Borrower's contemplated business operations; (j) not engage in or suffer any change of ownership, dissolution, winding up, liquidation, consolidation or merger in whole or in part; (k) not commingle the Borrower's funds or other assets with those of any Affiliate or any other Person; (l) maintain the Borrower's assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify the Borrower's individual assets from those of any Affiliate or any other Person; (m) not and will not hold itself out to be responsible for the debts or obligations of any other Person except as part of a consolidated tax group; and (n) use commercially reasonable efforts to cause each of the Borrower's direct owners to agree not to (i) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding with respect to the Borrower; institute any proceedings under any applicable insolvency law or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally with respect to the Borrower; (ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower or a substantial portion of the Borrower's Properties; or (iii) make any assignment for the benefit of the Borrower's creditors.

6.22. Hedging. If requested by the Lender in writing, the Borrower shall have entered into Interest Rate Protection Agreements, in an amount in accordance with the Lender's written request with respect to Student Loans containing either a prime rate or treasury bill index, with a Derivative Counterparty acceptable to Lender, having terms with respect to protection against fluctuations in interest rates reasonably acceptable to the Lender.

6.23. Eligible Institutions. From time to time the Lender may revise, or the Borrower may request revisions to Exhibit I hereto. The Lender will use it best efforts to approve or disapprove (electronically or in writing) any proposed change within

three (3) Business Days of receipt of all reasonably requested documentation. The Lender shall provide at least five (5) Business Days' prior notice to the Sellers in the event that it determines that any previously approved Eligible Institution shall no longer be an Eligible Institution.

6.24. Servicer Change of Control. In the event of a Servicer Change of Control, upon the request of the Lender, the Borrower shall replace the Servicer with another Servicer acceptable to the Lender within ninety (90) days following such request.

Section 7. Events of Default; Termination Events; Optional Termination.

7.01. Events of Default. Each of the following events shall constitute an event of default (an "Event of Default") hereunder:

(a) the Borrower shall default in the payment of any principal of or interest on any Loan when due (whether at stated maturity, upon acceleration or at mandatory or optional prepayment) and such default shall continue unremedied for a period of one (1) Business Day; or

(b) the Borrower shall default in the payment of any other amount payable by it hereunder or under any other Loan Document after notification by the Lender of such default, and such default shall have continued unremedied for one Business Day; or

(c) any representation, warranty or certification made or deemed made herein or in any other Loan Document by the Borrower, the Originating Lender or a Servicer or any certificate furnished to the Lender pursuant to the provisions hereof or thereof shall prove to have been false or misleading in any material respect as of the time made or furnished (other than the representations set forth in Schedule 4, which shall be considered solely for the purpose of determining the Collateral Value of the Student Loans; unless the Borrower shall have made any such representations with knowledge that they were materially false or misleading at the time made; or

(d) (x) the Borrower shall fail to observe or perform any covenant or agreement contained in Section 6.01, 6.02, 6.10, 6.12, 6.14 or 6.18 hereof and such failure to observe or perform shall continue unremedied for a period of one (1) Business Day after the earlier of discovery by the Borrower or notification from the Lender or (y) the Borrower shall fail to observe or perform any other covenant or agreement not listed in subclause (x) of this clause or any other Loan Document and such failure to observe or perform shall continue unremedied for a period of ten (10) Business Days after the earlier of discovery by the Borrower or notification from the Lender; or

(e) a final judgment or judgments for the payment of money in excess of (i) shall be rendered against the Borrower or (ii) $100,000 in the aggregate shall be rendered against the Parent, in each case, by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not (i) be discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not

be procured, within 30 days from the date of entry thereof, and the Borrower shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal, or (ii) fully covered by insurance as to which the insurance carrier has acknowledged coverage to the Borrower or Parent, as applicable, in writing within 30 days of entry; or

(f) a Change of Control shall have occurred; or

(g) an Act of Insolvency with respect to the Borrower, the Parent, any Originating Lender (unless another Originating Lender acceptable to Lender has replaced the Originating Lender, subject to an Act of Insolvency, within forty-five (45) days) or a Servicer (unless another Servicer acceptable to Lender has replaced the Servicer, subject to an Act of Insolvency, within ninety (90) days) shall have occurred; or

(h) any of the Triggers are in effect and not cured within a period of three Business Days; or

(i) any Loan Document shall for whatever reason be terminated (other than by the Lender) or cease to be in full force and effect in any material respect, or the enforceability thereof shall be contested by the Borrower; or

(j) the Borrower shall grant, or suffer to exist, any Lien on any of the Collateral (including any IRS or ERISA Lien on the property of the Borrower) except the Liens contemplated hereby; or the Liens contemplated hereby shall cease to be first priority perfected Liens on the Collateral in favor of the Collateral Agent or shall be Liens in favor of any Person other than the Collateral Agent or the Lender; or

(k) Lender, in its reasonable judgment, determines that any Material Adverse Change in the Borrower has occurred; or

(l) a Servicer Default under any Servicing Agreement shall have occurred (whether or not declared, waived or consented to) and not been cured or a Servicer shall for any reason cease to be the Servicer under the related Servicing Agreement unless in either case, another Servicer acceptable to Lender has replaced that Servicer within ninety (90) days; or

(m) any material litigation, arbitration proceedings or governmental proceedings not disclosed in writing by the Borrower to the Lender prior to the closing date of the Loan Agreement is pending against the Borrower or the Parent; or

(n) the Borrower is or becomes subject to any licensing laws and shall fail, within the period required thereunder, to obtain and maintain all licenses required thereby (determined without regard to any waiver of such requirements) where the failure to so obtain would have a material adverse effect on any Student Loans or a Material Adverse Change in the Borrower, as applicable; or

(o) an event occurs that constitutes (i) a default or event permitting acceleration of indebtedness of the Borrower (regardless of any requirement to declare or provide notice of such default or event) under any material agreement of the Borrower or (ii) a default in the payment of any amount due by the Parent, under any warehouse financing transaction or student loan sale agreement permitting or resulting in acceleration of indebtedness of the Parent; or

(p) the Parent fails to maintain on a consolidated basis a Tangible Net Worth of not less than the greater of (i) $4,000,000 and (ii) the sum of (A) $4,000,000 plus (B) 75% of additional net proceeds from any issuance of equity interests by the Parent or its consolidated Subsidiaries after the date hereof, plus (C) 75% of all net proceeds of Subordinated Debt issued by the Parent or its consolidated Subsidiaries after the date hereof, plus (D) 50% of all positive Net Income earned minus (E) 100% of all losses, as determined in accordance with GAAP, of the Parent and its consolidated Subsidiaries from and after the date of this Loan Agreement; or

(q) the Collateral Agent ceases to be an Eligible Lender Trustee and is not replaced with a new Eligible Lender Trustee within thirty (30) days after the Borrower has received notice or otherwise has knowledge thereof.

An Event of Default shall be deemed to be continuing unless cured or expressly waived by the Lender in writing.

7.02. Termination Events. Each of the following events shall constitute a termination event (a "Termination Event") hereunder:

(a) the senior debt obligations of Merrill Lynch & Co., Inc. shall be rated below "investment grade" by any nationally recognized statistical rating organization; or

(b) due to (i) with respect to any Federal Loans, a change in any applicable law or regulation or the interpretation thereof or the existence of a Material Adverse Change in the Loan Program, or (ii) with respect to Private Loans, a change in any applicable law or regulation or the interpretation thereof, in each case, the marketability or value of the Student Loans financed hereunder as a whole have been materially impaired as determined by a third party (such as a nationally recognized ratings agency or a valuation consultant proficient in private student loans); or

(c) The occurrence of an Event of Default; or

(d) The occurrence of an Affiliate Change of Control.

Upon the occurrence of a Termination Event, the Lender shall have the right to, in its sole discretion, immediately terminate its obligation to make any additional Loans. Upon Lender's termination of its obligations pursuant to the preceding sentence for a Termination Event specified in Sections 7.02(a), (b) or (d), the Borrower shall have no obligation to pay any Exit Fee or any other fees not yet accrued.

Section 8. Remedies Upon Default.

(a) Upon the occurrence and continuance of one or more Events of Default other than those referred to in Section 7.01(g) hereof, the Lender may, by notice to the Borrower, immediately declare the principal amount of the Loans then outstanding under the Note to be immediately due and payable, together with all interest thereon and fees and expenses accruing under this Loan Agreement. Upon the occurrence of an Event of Default referred to in Section 7.01(g) hereof, such amounts shall immediately and automatically become due and payable without any further action by any Person. Upon such declaration or such automatic acceleration, the balance then outstanding on the Note shall become immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

(b) Upon the occurrence and continuance of one or more Events of Default or after acceleration of the Loans under Section 8(a) hereof, the Lender shall have the right to obtain physical possession of all files of the Borrower relating to the Collateral and all documents relating to the Collateral which are then or may thereafter come into the possession of the Borrower or any third party acting for the Borrower and the Borrower shall deliver to the Lender such assignments of Collateral as the Lender shall request. To the extent permitted by law, the Lender shall be entitled to specific performance of all agreements of the Borrower contained in this Loan Agreement.

(c) The Borrower shall be liable to the Lender for (i) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of the Lender in connection with the enforcement of this Loan Agreement or any other agreement evidencing a Loan, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally, further including, without limitation, the reasonable fees and expenses of counsel incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Loan.

(d) The Lender shall have, in addition to their rights hereunder, any rights otherwise available to them under any other agreement or applicable law.

(e) The Lender may exercise one or more of the remedies available to the Lender upon the occurrence and during the continuance of an Event of Default or after acceleration of the Loans under Section 8(a) hereof, without notice to the Borrower (except as provided in Section 8(a) hereof). All rights and remedies arising under this Loan Agreement and the Security Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which the Lender may have.

(f) Subject to any applicable provisions of the UCC, the Lender may enforce its rights and remedies hereunder and the applicable Security Agreement without prior judicial process or hearing, and the Borrower hereby expressly waives any defenses the Borrower might otherwise have to require Lender to enforce their rights by judicial process. The Borrower also waives any defense (other than a defense of payment or performance) the Borrower might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Student Loans, or from any other election of remedies. The Borrower recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm's length.

(g) To the extent permitted by applicable law, the Borrower shall be liable to the Lender for interest on any amounts owing by the Borrower hereunder, from the date the Borrower becomes liable for such amounts hereunder until such amounts are (i) paid in full by the Borrower or (ii) satisfied in full by the exercise of the Lender's rights hereunder. Interest on any sum payable by the Borrower to the Lender under this Section 8(g) shall be at a rate equal to the Post-Default Rate.

Section 9. Servicing.

9.01. Maintenance of Servicing.

(a) The Borrower covenants to cause the servicing of the Student Loans to be maintained in accordance with Accepted Servicing Practices.

(b) The Borrower (i) shall provide a copy of each Servicing Agreement to the Lender; and (ii) has, pursuant to the related Security Agreement, granted to the Lender or the Collateral Agent for the benefit of the Lender, as applicable, a security interest in all right, title, interest of the Borrower with respect to the Student Loans in, to and under, and the benefits of, each related Servicing Agreement.

(c) If the Servicer of the Student Loans is an Affiliate of the Borrower, the Borrower shall provide to the Lender a letter from the Servicer, to the effect that upon the occurrence of an Event of Default, the Lender may terminate any Servicing Agreement and transfer servicing to its designee, at no cost or expense to the Lender, it being agreed that the Borrower will pay any and all fees required to terminate the Servicing Agreement and to effectuate the transfer of servicing to the designee of the Lender.

(d) The Borrower shall cause to be diligently taken all reasonable steps, actions and proceedings necessary for the enforcement of all terms, covenants and conditions of all Student Loans and agreements in connection therewith, including the prompt payment of all principal and interest payments and all other amounts due thereunder. The Borrower shall not consent, or agree to or permit any amendment or modification of any Student Loan or agreement in connection therewith which will in any manner materially adversely affect the rights or security of the Lender or the Collateral Agent for the benefit of the Lender under the Loan Documents. Nothing in this Loan

Agreement shall be construed to (a) prevent the Borrower from permitting an Obligor to settle a default or cure a delinquency on any Student Loan, (b) prevent the Borrower from entering into a forbearance agreement consistent with industry practice, (c) prevent the Borrower from waiving the initial late payment charge for any Obligor, or (d) applying any credit to the balance of a Student Loan if an amount equal to the credit is deposited into the Settlement Account by or at the direction of the Borrower as a payment of such Student Loan.

9.02. Enforcement of the Servicing Agreements. Regardless of whether the Borrower is otherwise in default under this Loan Agreement, the Borrower shall comply with the following:

(a) diligently enforce and take all reasonable steps, actions and proceedings necessary for the enforcement of all terms, covenants and conditions of the applicable Servicing Agreement, including the prompt payment of all amounts due the Borrower thereunder, including without limitation all principal and interest payments, Guarantee payments which related to any Federal Loans financed hereunder, and cause the Servicer to specify whether payments received by it represent principal or interest;

(b) not permit the release of the obligations of any Servicer relating to Student Loans under any Servicing Agreement except in conjunction with amendments or modifications permitted by (g) below;

(c) at all times, to the extent permitted by law, cause to be defended, enforced, preserved and protected the rights and privileges of the Lender under or with respect to each Servicing Agreement;

(d) except to the extent paid in accordance with Section 2.10 hereof, at its own expense, the Borrower shall duly and punctually perform and observe each of its obligations to each Servicer under each Servicing Agreement in accordance with the terms thereof;

(e) the Borrower agrees to give the Lender prompt written notice of each Servicer Default;

(f) the Borrower shall not waive any Servicer Default under any Servicing Agreement, without the written consent of the Lender;

(g) the Borrower shall not consent or agree to or permit any amendment or modification of any Servicing Agreement or Guaranty Agreement which will in any manner adversely affect the rights or security of the Lender without the Lender's consent; and

(h) the Borrower shall not allow a Servicer to assign or delegate any of its duties under any Loan Document unless it is explicitly permitted in the related Servicing Agreement or such assignment or delegation has been consented to by the Lender in writing.

Section 10. Miscellaneous.

10.01. Waiver. No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

10.02. Notices. Except as otherwise expressly permitted by this Loan Agreement, all notices, requests and other communications provided for herein and under the Security Agreement (including without limitation any modifications of, or waivers, requests or consents under, this Loan Agreement) shall be given or made in writing (including without limitation by telecopy or electronic mail) delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Loan Agreement and except for notices given under Sections 2, 7 and 8 hereof (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telecopy or electronic mail or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

10.03. Indemnification and Expenses.

(a) The Borrower agrees to hold the Lender and each of its Affiliates and its officers, directors, employees, agents and advisors (each, an "Indemnified Party") harmless from and indemnify the Indemnified Parties against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against the Indemnified Parties relating to or arising out of this Loan Agreement, the Note, any other Loan Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Loan Agreement, the Note, any other Loan Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Indemnified Parties' gross negligence or willful misconduct. In any suit, proceeding or action brought by the Indemnified Parties in connection with any Student Loan for any sum owing thereunder, or to enforce any provisions of any Student Loan, the Borrower will save, indemnify and hold the Indemnified Parties harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Borrower. The Borrower also agrees to reimburse the Indemnified Parties as and when billed by the Indemnified Parties for all the Indemnified Parties' reasonable costs and expenses incurred in connection with the enforcement or the preservation of the Indemnified Parties' rights under this Loan Agreement, the Note, any other Loan Document or any

transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel.

(b) (i) The Borrower agrees to pay as and when billed by the Lender all of the reasonable out-of-pocket costs and expenses incurred by the Lender in connection with the development, preparation and execution of this Loan Agreement, the Note, any other Loan Document or any other documents prepared in connection herewith or therewith; provided that the fees payable by the Borrower under this Section 10.03(b)(i) shall not exceed $100,000.

(ii) The Borrower agrees to pay as and when billed by the Lender all of the reasonable out-of-pocket costs and expenses incurred by the Lender in connection with any amendment, supplement or modification to, this Loan Agreement, the Note, any other Loan Document or any other documents prepared in connection herewith or therewith and requested by Borrower.

10.04. Amendments. Except as otherwise expressly provided in this Loan Agreement, any provision of this Loan Agreement may be modified or supplemented only by an instrument in writing signed by the Borrower and the Lender and any obligation of the Borrower under this Loan Agreement may be waived with the consent of the Lender.

10.05. Successors and Assigns. This Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that the Borrower shall not assign or transfer any of its respective rights or obligations under this Loan Agreement or the other Loan Documents (except that, with respect to a Servicing Agreement or Sale Agreement, the Borrower may assign or transfer any of its rights relating to loans other than Student Loans) without the prior written consent of the Lender. The Lender may at any time grant participations in or sell all or part of its interest in the Loans and its rights and the obligations due to it under this Agreement to an Affiliate or another Person other than a Competitor. The Lender may grant participations in or sell all or part of its interest in the Loans and rights and obligations due it under this Agreement to a Competitor; provided that, prior to the occurrence and continuance of an Event of Default, the Lender must first obtain the Borrower's prior written consent thereto (which consent shall not be required on and after the occurrence and continuance of an Event of Default). In connection with any such transfer, the Lender shall be entitled to distribute to any participant or purchaser any information furnished to the Lender so long as such participant or purchaser has agreed to the same confidentiality requirements which are imposed on the Lender under this Loan Agreement. In connection with any such transfer to any participant, the Borrower shall continue to take directions solely from and deal solely with the Lender unless otherwise agreed in writing by the Lender and the Borrower.

The Borrower shall maintain a register (the "Register") on which it will record the Lender's rights hereunder, and each assignment and participation. The Register shall include the names and addresses of Lenders (including all assignees, successors and participants) and the percentage or portion of such rights and obligations

assigned. Failure to make any such recordation, or any error in such recordation shall not affect the Borrower's obligations in respect of such rights. If Lender sells a participation in its rights hereunder, it shall provide Borrower, or maintain as agent of Borrower, the information described in this paragraph and permit Borrower to review such information as reasonably needed for Borrower to comply with its obligations under this Loan Agreement or under any applicable Requirement of Law. Any assignment or transfer by the Lender of rights or obligations under this Loan Agreement that does not comply with this Section 10.05 shall be treated for purposes of this Loan Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with this Section 10.05.

10.06. Survival. The obligations of the Borrower under Section 10.03 hereof shall survive the repayment of the Loans and the termination of this Loan Agreement. In addition, each representation and warranty made or deemed to be made by a request for a borrowing, herein or pursuant hereto shall survive the making of such representation and warranty, and the Lender shall not be deemed to have waived, by reason of making any Loan, any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that the Lender may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Loan was made.

10.07. Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Loan Agreement.

10.08. Counterparts. This Loan Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Loan Agreement by signing any such counterpart.

10.09. Governing Law. This Loan Agreement shall be governed by New York law without reference to choice of law doctrine.

10.10. SUBMISSION TO JURISDICTION; WAIVERS. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A) TO THE EXTENT PERMITTED BY LAW, SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LOAN AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C) AGREES THAT TO THE EXTENT PERMITTED BY LAW, SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE LENDER SHALL HAVE BEEN NOTIFIED; AND

(D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

10.11. **WAIVER OF JURY TRIAL. EACH OF THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.**

10.12. Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Loan Agreement, the Note and the other Loan Documents;

(b) the Lender does not has a fiduciary relationship to the Borrower, and the relationship between the Borrower and the Lender is solely that of debtor and creditors; and

(c) no joint venture exists between the Lender on the one hand and the Borrower on the other.

10.13. Periodic Due Diligence Review. (a) The Borrower acknowledges that the Lender has the right (up to four times per year, so long as no Event of Default has occurred and is continuing, or, if an Event of Default has occurred and is continuing, as often as the Lender may choose), in addition to reviews permitted under Section 10.13(c), (i) to perform continuing due diligence reviews and Servicing Audits with respect to the Student Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise and the Borrower agrees that upon reasonable prior notice to the Borrower (unless an Event of Default shall have occurred,

in which case no notice is required) and, in the case of the Servicer, to the extent permitted under the applicable Servicing Agreement, the Lender or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Student Loan Files and any and all documents, records, agreements, instruments or information relating to such Student Loans in the possession or under the control of the Borrower, any Servicer, any Originating Lender and/or the Collateral Agent and to conduct a partial or complete due diligence review on some or all of the Student Loans securing such Loan, including without limitation (i) conducting Servicing Audits; (ii) inspecting the books and records of the Borrower as they may relate to the Loans or Student Loans or the obligations of the Borrower under the Loan Documents; (iii) discussing the affairs, finances and accounts of the Borrower with the chief operating officer and the chief financial officer of the Borrower; and (iv) discussing the affairs, finances and accounts of the Borrower with the Borrower's independent accountants, provided that an officer of the Borrower shall have the right to be present during such discussions. The Borrower also shall make available to the Lender a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Student Loan Files and the Student Loans. The Lender shall have the right to request such audits take place on the premises of any third party providers that support the Borrower or Servicers in any of the above functions at the Borrower's expense. The Lender or a qualified third party representative or both, at the Lender's discretion, may conduct such audits. The Borrower further agrees that the Borrower shall reimburse for any and all out-of-pocket costs and expenses incurred by the Lender in connection with the Lender's activities pursuant to this Section 10.13.

(b) The Borrower shall permit representatives of the Lender, during normal business hours, to discuss its business and affairs with its officers.

(c) In addition to any reviews or audits under Section 10.13(a), the Borrower shall cause an Approved Accounting Firm to deliver to the Lender in each of July 31, 2006 and December 31, 2006 a letter with respect to agreed upon procedures performed with respect to securitized loans originated under the Program Documents. The Lender may require up to four additional Agreed Upon Procedures per year to be performed by an Approved Accounting Firm as the Lender deems reasonably necessary; provided, that the Lender may be required to acknowledge the sufficiency of the auditors' procedures in such form as such auditors may request as a condition to being provided such a letter.

(d) In connection with a review under Section 10.13(a) or 10.13(c), the Borrower shall, upon the request of the Lender, request the right to inspect any Servicer's or any Originating Lender's facilities for the benefit of the Lender, and if necessary pursuant to the terms of the applicable Servicing Agreement or Sale Agreement, appoint the Lender or any agent or representative thereof as the agent or representative of the Borrower for the purposes of such inspection.

10.14. Confidential Information.

(a) This Agreement and its terms, provisions, supplements and amendments, and notices hereunder, are proprietary to the Borrower and the Lender and shall be held by each party in strict confidence and shall not be disclosed to any third party without the written consent of the other party except for (i) disclosure to each party's direct and indirect Affiliates and Subsidiaries, attorneys or accountants, but only to the extent such disclosure is necessary and such parties agree to hold all information in strict confidence, (ii) disclosure of the existence of the Loan Agreement in an offering document, (iii) disclosure of the terms of the Loan Agreement to the underwriters in a securitization of the Student Loans provided that the economic terms of the Loan Agreement shall not be disclosed or (iv) disclosure required by law, rule, regulation or order of a court or other regulatory body.

(b) All information acquired by the Borrower or the Lender in connection with the negotiation, performance or enforcement of this Agreement that is not publicly available shall be kept confidential by such party and not used for any purpose other than in connection with this Loan Agreement (including for distribution to rating agencies, purchasers, participants, assignees and potential purchasers, participants and assignees who, in the case of potential or actual purchasers, participants and assignees, have agreed in writing to keep such information confidential in accordance with the terms of this Section 10.14(b)), except (i) as such party may have been advised by counsel is (x) required by law, rule, regulation or order of a court or other regulatory body or (y) reasonably necessary in connection with any lawsuit or governmental investigation or proceeding, (ii) to the extent the Lender or an affiliate of the Lender is an underwriter or placement agent in a securitization of Student Loans, such use of information as is necessary to establish a "due diligence defense" or (iii) such information that was available to such party on a nonconfidential basis prior to its disclosure to such party hereunder.

(c) Notwithstanding the foregoing or anything to the contrary contained herein or in any other Loan Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal income tax treatment of the Loans, any fact relevant to understanding the federal tax treatment of the Loans, and all materials of any kind (including opinions or other tax analyses) relating to such federal income tax treatment; provided that Borrower may not disclose the name of or identifying information with respect to Lender or any pricing terms or other nonpublic business or financial information that is unrelated to the purported or claimed federal income tax treatment of the Loans and is not relevant to understanding the purported or claimed federal income tax treatment of the Loans, without the prior written consent of the Lender.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER

MRU FUNDING SPV INC.

By ______________________________
By:
Title:

Address for Notices:

MRU Funding SPV Inc.
1114 Avenue of the Americas, 30th floor
New York, N.Y. 10036

LENDER

MERRILL LYNCH BANK USA

By ______________________________
By: Joseph Magnus
Title: Authorized Signatory

Address for Notices:

4 World Financial Center
10th Floor
New York, NY 10080
Attention: Joe Magnus
Telecopier No. 212-738-2700
Telephone No.: 212-449-7854

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER

MRU FUNDING SPV INC.

By ______________________

By: VISHAL GARG

Title: PRESIDENT

Address for Notices:

MRU Funding SPV Inc.
1114 Avenue of the Americas, 30th floor
New York, N.Y. 10036

LENDER

MERRILL LYNCH BANK USA

By ______________________

By:

Title:

Address for Notices:

4 World Financial Center
10th Floor
New York, NY 10080
Attention: Joe Magnus
Telecopier No. 212-738-2700
Telephone No.: 212-449-7854

Schedule 1

DEFINITIONS

"Accepted Servicing Practices" shall mean (a) with respect to Private Loans, servicing in conformity with the provisions of the applicable Servicing Agreement and (b) with respect to Federal Loans, servicing in conformity with the "common manual" issued by the Department and the provisions of the applicable Servicing Agreement.

"Act of Insolvency" shall mean, for any Person:

(a) that such Person shall discontinue or abandon operation of its business; or

(b) that such Person shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or

(c) a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency, rehabilitation, liquidation, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or for the winding-up or liquidation of its affairs and such proceeding shall not have been discharged or stayed within 60 days; or

(d) the commencement by such Person of a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or such Person's consent to the entry of an order for relief in an involuntary case under any such Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or any general assignment for the benefit of creditors; or

(e) that such Person shall become insolvent; or

(f) if such Person is a corporation, such Person shall take any corporate action in furtherance of, or the action of which would result in any of the actions set forth in the preceding clause (a), (b), (c) or (d).

"Affiliate" shall mean any "affiliate" as such term is defined in the United States Bankruptcy Code in effect from time to time.

"Affiliate Change of Control" shall mean the occurrence of any of the following events: (i) any event or condition occurs which results in any Person or "group" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) other than a Person or group that owns the majority of the equity of

the Parent on the date of this Loan Agreement, having acquired beneficial ownership of 50% or more of the respective equity of the Parent, (ii) Parent merges or consolidates with any other Person (unless Parent is the surviving entity in such merger or consolidation and the Lender shall have provided written consent with respect to such merger or consolidation).

"Agreed Upon Procedures" shall mean the review procedures mutually agreed upon by the Borrower and the Lender.

"Applicable Margin" shall mean (a) with respect to Private Loans secured by Low FICO Loans, (i) 0.75% for the first 364 days and (ii) thereafter, as mutually agreed by Borrower and Lender, (b) with respect to all other Private Loans, 0.75%, and (c) with respect to all Federal Loans, 0.45%.

"Approved Accounting Firm" shall mean (a) Ernst & Young LLP or KPMG LLP or Bagell, Josephs & Company LLC, (b) a nationally recognized independent public accounting firm or (c) such other accounting firm approved by the Lender.

"Approved Program" shall mean any program listed on Exhibit H hereto.

"Authorized Representative" shall have the meaning provided in Section 16 of the Security Agreement.

"Bailee Agreement" shall mean an agreement between the Servicer, the Borrower and the Lender, substantially in the form of Exhibit K to the Loan Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

"Borrower" shall have the meaning provided in the heading of the Loan Agreement.

"Borrowing Base" shall mean, as of any date of determination, the aggregate Collateral Value of all Eligible Student Loans determined using the most recently available information delivered to the Lender.

"Borrowing Base Deficiency" shall have the meaning provided in Section 2.05 of the Loan Agreement.

"Business Day" shall mean any day other than (i) a Saturday or Sunday, (ii) any other day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in the States of New York or Delaware or (iii) any day on which the New York Stock Exchange is closed.

"Capital Lease Obligations" shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and for

purposes of this Loan Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

"Change of Control" shall mean the occurrence of any of the following events: (i) the Parent ceases to directly or indirectly own 100% of all membership interests of the Borrower, (ii) the Borrower merges or consolidates with any other Person (unless the Borrower is the surviving entity in such merger or consolidation and the Lender shall have provided written consent with respect to such merger or consolidation), and (iv) either Raza Khan or Vishal Garg ceases to be employed in a managerial role by, or active in the management of, the Parent and a replacement for either has not been appointed by the Parent and approved by the Lender in its reasonable discretion within 90 days of such event.

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

"Cohort Default Rate Trigger" shall be in effect if (i) the average amount of Private Loans owned by the Borrower that become Defaulted Student Loans over the immediately preceding consecutive twelve (12) month period exceeds 3.00% of the average amount of Private Loans in repayment status over the immediately preceding consecutive twelve (12) month period and (ii) the average outstanding principal balance of Private Loans owned by the Borrower in their Repayment Period over the immediately preceding consecutive twelve (12) month period is $10 million or more.

"Collateral" shall have the meaning provided in Section 3(a) of the Security Agreement.

"Collateral Agent" shall mean (a) with respect to Private Loans, JPMorgan Chase Bank, National Association, as collateral agent under the Custodial Agreement, and its successors and permitted assigns thereunder, and (b) with respect to Federal Loans, Deutsche Bank Trust Americas, as collateral agent under the Federal Security Agreement, and its successors and permitted assigns thereunder .

"Collateral Percentage" shall mean shall mean (a) with respect to Private Loans secured by Low FICO Loans, 92% (b) with respect to all other Private Loans, 98% and (c) with respect to Federal Loans, 95%.

"Collateral Value" shall mean for any Student Loan that is an Eligible Student Loan the Collateral Percentage multiplied by the sum of the outstanding principal amount thereof plus any interest that has been or will be capitalized upon commencement of repayment in each case as of the end of the prior calendar month; provided, that (i) if any Loan (other than a Supplemental Loan) has been made after the end of the prior calendar month, the Collateral Value shall include interest to be capitalized on such additional Student Loans financed hereunder with respect to such Loan that had accrued since the last day of the prior calendar month to the Funding Date of such Loan and (ii) the Collateral Value may be deemed to be zero with respect to:

(1) each Student Loan in respect of which there is a material breach of a representation set forth on Schedule 4 (assuming each representation is made as of the date Collateral Value is determined); or

(2) each Student Loan serviced by any Servicer with respect to which a Material Adverse Change has occurred which the Borrower has notice or knowledge of, and the Lender have directed the Borrower to, and the Borrower has failed to, transfer the Servicing thereof to another Servicer within ninety (90) days in accordance with the Loan Agreement following the occurrence thereof; or

(3) each Student Loan that is a Defaulted Student Loan; or

(4) each Federal Loan with respect to which a Guaranty Claim has been rejected by the applicable Guarantor, or a Guaranty Claim has not been paid within 90 days following receipt thereof;

(5) each Student Loan in respect of which a subsequent advance has been made following the applicable Funding Date for which an additional Loan under the Loan Agreement would cause the aggregate principal balance of Loans outstanding to exceed the then existing Commitment; or

(6) each Student Loan which, when the Collateral Value for such Student Loan is added to other Student Loans, the aggregate Collateral Value of all Student Loans determined to be Fraudulently Originated exceeds 3% of the aggregate Collateral Value of Student Loans;

(7) each Federal Loan which is pledged to the Collateral Agent for the benefit of the Lender under the Federal Security Agreement on or after the date which is 300 days after the origination date of such Federal Loan;

provided that if Concentration Limits are exceeded, those Student Loans in excess of such limits may be included at the Lender's sole discretion but will be assigned an adjusted Collateral Value, as determined in the Lender's sole discretion. Lender shall provide written notice to Borrower of how such Student Loans will be treated within three (3) Business Days following Lender's determination.

"Commission" shall mean the Securities and Exchange Commission.

"Commitment" shall mean (a) $175,000,000, or (b) such other amount as revised pursuant to Section 2.13 of the Loan Agreement.

"Commitment Fee" shall have the meaning provided in Section 3.03 of the Loan Agreement.

"Competitor" shall mean each competitor listed on Schedule 7 to the Loan Agreement, as the same may be amended or modified from time to time with the consent of the Lender.

"Concentration Limits" shall mean each of :

(1) which shall be applicable only after the principal amount of Loans advanced hereunder is no less than $50 million, the aggregate Collateral Value of Private Loans from any single Eligible Institution may not exceed 3% of the aggregate Collateral Value of Student Loans; or

(2) which shall be applicable only after the principal amount of Loans advanced hereunder is no less than $50 million, the weighted average FICO Score of the Private Loans shall not be lower than 700; or

(3) a Student Loan that has been pledged to the Lender for more than 540 days; or

(4) the aggregate Collateral Value of Student Loans determined to be Fraudulently Originated may not exceed 3% of the aggregate Collateral Value of Student Loans; or

(5) The principal balance of Loans secured by Private Loans which are Low FICO Loans may not exceed 5% of the Borrowing Base; or

(6) the aggregate Collateral Value of Student Loans which are Stafford Loans may not exceed $60,000,000; or

(7) the aggregate Collateral Value of Student Loans which are PLUS Loans may not exceed $60,000,000; or

(8) the aggregate Collateral Value of Student Loans which are Federal Consolidation Loans may not exceed $60,000,000; or

(8) the aggregate Collateral Value of Federal Loans for which the related Eligible Institution is a Proprietary School may not exceed 20% of the aggregate Collateral Value of all Federal Loans.

"Confirmation" shall mean those confirmations delivered (which may be delivered electronically) by the Lender to Borrower, in the form of Exhibit E to the Loan Agreement.

"Control Agreement" shall mean one or more agreements between the Collateral Agent, the Borrower and the Lender, in form and substance satisfactory to the

Lender, as the same may be amended, supplemented or otherwise modified from time to time.

"Coverage Ratio Certificate" shall mean a certificate of a Responsible Officer of the Borrower substantially in the form of Exhibit D to the Loan Agreement.

"Custodial Agreement" shall mean an agreement among the Collateral Agent, the Borrower and the Lender, in form and substance satisfactory to the Lender, as the same may be amended, supplemented or otherwise modified from time to time.

"Default" shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

"Defaulted Student Loan" shall mean any Student Loan as to which (i) any payment, or portion thereof, is more than 60 days past due from the last scheduled payment due date, unless such Student Loan is in deferment status, is in an authorized Forbearance or other grace period authorized under (A) with respect to Private Loans, the Program Documents and (B) with respect to Federal Loans, the Higher Education Act, or (ii) the Obligor is, or, in the case of cosigned loans, both Obligors are, subject to an Act of Insolvency other than as described in clause (a) of the definition thereof or is, or, in the case of cosigned loans, both Obligors are, deceased.

"Deferral Account" shall mean an account established pursuant to Section 2.06 of the Loan Agreement.

"Deferral Amount" shall mean any payment with respect to the Student Loans on account of guaranty fees, origination fees, servicer fees and Department of Education Fees.

"Delinquency Rate" shall mean a fraction, expressed as a percentage, the numerator of which is (i) the principal amount of Private Loans that are Delinquent Student Loans and the denominator of which is (ii) the principal amount of Private Loans that are Eligible Student Loans in the Repayment Period, each as of the last day of the preceding calendar month.

"Delinquency Trigger" shall be in effect if (i) the three-month rolling average Delinquency Rate as of the last day of the preceding calendar month exceeds 5% and (ii) the three-month rolling average outstanding principal balance of Private Loans owned by the Borrower is $10 million or more in the Repayment Period.

"Delinquent Student Loan" shall mean any Student Loan as to which any payment, or portion thereof, is more than 29 days past due from the related payment due date, unless such Student Loan is in deferment status, is in an authorized Forbearance or other grace period authorized under the Program Document.

"Department" shall mean the United States Department of Education or any other administrative department or agency responsible for administering the provisions of the Higher Education Act.

"Derivative Counterparty" shall mean a counterparty to an Interest Rate Protection Agreement acceptable to the Lender in its sole discretion.

"Disbursement Account" shall mean an account established pursuant to Section 2.06(e) of the Loan Agreement

"Disbursement Account Agreement" shall mean an agreement between the Disbursement Agent, the Borrower, the Lender, and the related bank, in form and substance satisfactory to the Lender, as the same may be amended, supplemented or otherwise modified from time to time.

"Disbursement Agent" shall mean the Collateral Agent.

"Dollars" and "$" shall mean lawful money of the United States of America.

"Due Diligence Review" shall mean the performance by the Lender of any or all of the reviews permitted under Section 10.13 of the Loan Agreement.

"Effective Date" shall mean the later of February 1, 2007 or the date upon which the conditions precedent set forth in Section 4.01 and 4.02 of the Loan Agreement shall have first been satisfied.

"Eligible Institution" shall mean (a) with respect to Private Loans, a non-profit institution that is an accredited institution of higher education listed on Exhibit I hereto as amended no less frequently than semi-annually in accordance with Section 6.24 and (b) with respect to Federal Loans, shall mean (a) an institution that is an accredited institution of higher education, (b) a vocational school or (c) any other institution which, in all of the above cases, is an "eligible institution" as defined in the Higher Education Act and, with respect to Federal Loans, has been approved by the Guarantor.

"Eligible Lender Trustee" shall mean the Collateral Agent, acting pursuant to the Federal Security Agreement, and any other Person that is (a) qualified as an "eligible lender" under Section 435(d)(1)(A) of the Higher Education Act, (b) authorized to act as trustee for the benefit of Borrower pursuant to an agreement satisfactory to the Lender in good faith, (c) specifically approved by the Lender, in its good faith discretion, and (d) with respect to which all documents, agreements, certificates, legal opinions, actions and conditions required by the Lender, in good faith, have been executed, delivered, taken and/or satisfied, as applicable.

"Eligible Obligor" shall mean an Obligor who is eligible under the Higher Education Act to be the obligor of a Student Loan for financing a program of education at an Eligible Institution.

"Eligible Student Loan" shall mean a Student Loan as to which the representations in Schedule 4 of the Loan Agreement are correct as of the date of determination.

"ELT Agreement" shall mean that certain Eligible Lender Trustee Agreement, dated as of the date hereof, by and between the Borrower and the Eligible Lender Trustee.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

"Event of Default" shall have the meaning provided in Section 7.01 of the Loan Agreement.

"Excess Spread Trigger" shall be in effect if the weighted average Eligible Student Loan margin to LIBOR with respect to Private Loans (as calculated by the Borrower for its Obligors) during the applicable calendar month is less than 2.65%.

"Excluded Taxes" shall have the meaning provided in Section 2.15(e) of the Loan Agreement.

"Exit Fee" shall mean a fee, payable in accordance with Sections 2.12 or 7.02 of the Loan Agreement in an amount equal to interest at a rate equal to the Applicable Margin on the Exit Fee Amount for the Exit Fee Period.

"Exit Fee Amount" shall mean as of any date of determination, 50% of the excess of (a) the Trigger Amount and (b) the aggregate principal balance of Loans outstanding.

"Exit Fee Period" shall mean the period from the applicable Termination Date through the Trigger Date, if any.

"Extension Fee" shall have the meaning provided in Section 3.04 of the Loan Agreement.

"Federal Borrowing Base" shall mean, as of any date of determination, the aggregate Collateral Value of all Eligible Student Loans which are Federal Loans determined using the most recently available information delivered to the Lender.

"Federal Borrowing Base Deficiency" shall have the meaning set forth in Section 2.05.

"Federal Consolidation Loan" shall mean a Student Loan authorized under Section 428C of the Higher Education Act.

"Federal Loan" shall mean a PLUS Loan, a Subsidized Stafford Loan, Federal Consolidation Loan or an Unsubsidized Stafford Loan to an Eligible Obligor which was originated by the Borrower through the Eligible Lender Trustee and is Guaranteed by a Guarantor, and (c) is pledged to the Collateral Agent under the Federal Security Agreement.

"Federal Reimbursement Contract" shall mean any agreement between any Guarantor and the Department providing for the reimbursement by the Department to the Guarantor of amounts authorized to be paid pursuant to the Higher Education Act.

"Federal Reserve Account" shall mean the account established pursuant to Section 2.06(c) of the Loan Agreement.

"Federal Reserve Amount" shall mean 0.25% of the aggregate Loans secured by Federal Loans outstanding.

"Federal Security Agreement" shall mean that certain Security and Collateral Agency Agreement, dated as of the date hereof, in form and substance satisfactory to the Lender, duly executed and delivered by the Borrower, the Collateral Agent and the Lender.

"FFELP" shall mean the Federal Family Education Loan Program as authorized under the Higher Education Act of 1965, and as amended from time to time.

"Forbearance" shall mean the period of time during which the Obligor is permitted or entitled under the Program Documents to temporarily cease making payments or reduce the amount of payments under such Student Loan.

"Funding Date" shall mean the date on which a Loan is made under the Loan Agreement.

"GAAP" shall mean generally accepted accounting principles for non profit organizations and applicable regulations as in effect from time to time in the United States.

"Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over the Borrower, any of its Subsidiaries or any of its properties.

"Guarantor" shall mean any guarantee agency listed on Schedule 8 to the Loan Agreement, as the same may be amended or modified from time to time with the consent of the Lender, and, in each case, its successors and assigns, including, without limitation, the Department.

"Guaranty" or "Guaranteed" shall mean, with respect to a Student Loan, the insurance or guarantee by a Guarantor, to the extent provided in the Higher Education Act, of the principal of and accrued interest on such Student Loan and, where applicable, the coverage of such Student Loan by one or more related Federal Reimbursement Contracts providing, among other things, for reimbursement to the Guarantor for losses incurred by it on defaulted Student Loans insured or guaranteed by the Guarantor to the extent provided in the Higher Education Act.

"Guaranty Agreements" shall mean, collectively, the guaranty agreements between Guarantors and the Eligible Lender Trustee for the benefit of the Borrower, and any other agreement between a Guarantor and the Eligible Lender Trustee for the benefit of the Borrower providing for the insurance or guarantee by such Guarantor, to the extent provided in the Higher Education Act, of the principal of and accrued interest on Student Loans acquired by the Eligible Lender Trustee from time to time, including any supplement thereto.

"Higher Education Act" shall mean Title IV of the Higher Education Act of 1965 as amended and the regulations promulgated thereunder.

"Indebtedness" shall mean, with respect to any Person, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner.

"Indemnified Party" shall have the meaning provided in Section 10.03(a) of the Loan Agreement.

"Initial Fee Payment Date" shall mean the earlier of (a) the later of (i) the initial Funding Date and (ii) January 2, 2006 and (b) January 23, 2006.

"Interest Period" shall mean, with respect to any Loan, (a) initially, the period commencing on and including the applicable initial Funding Date to but excluding the initial Monthly Report Date; and (b) thereafter, each period commencing on and including each Monthly Report Date to but excluding the next Monthly Report Date. Notwithstanding the foregoing, no Interest Period may end after the Termination Date.

"Interest Subsidy Payments" shall mean payments, designated as such, consisting of interest subsidies to the holder of a Student Loan by the Department in respect of such Student Loan in accordance with the Higher Education Act. Any reference herein to accrued Interest Subsidy Payments in respect of a Student Loan

financed hereunder shall include only such Interest Subsidy Payments that have accrued on and after the related Funding Date.

"Interest Rate" shall mean LIBOR plus the Applicable Margin.

"Interest Rate Protection Agreement" shall mean, with respect to any or all of the Student Loans which have rates indexed to the prime rate or the treasury bill rate, any short sale of a US Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement, or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Borrower, having terms acceptable to the Lender.

"Lender" shall have the meaning provided in the heading of the Loan Agreement.

"Lien" shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.

"LIBOR" shall mean, with respect to each day during the Interest Period, the rate per annum equal to the one month British Banker Association Rate as reported on the display designated as "BBAM" "Page DG8 4a" on Bloomberg (or such other display as may replace "BBAM" "Page DG8 4a" on Bloomberg or any successor servicer), as of 8:00 a.m. (New York time) on the date two (2) Business Days prior to the commencement of such Interest Period, and if such rate shall not be so quoted, or if the related Interest Period shall be less than one month, the rate per annum at which the Lender or its Affiliate is offered dollar deposits at or about 8:00 a.m., New York City time, on the date two (2) Business Days prior to the commencement of such Interest Period, by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its Loan are then being conducted for delivery on such day or such other period as agreed upon in writing by the Lender and the Borrower and in an amount comparable to the amount of the Loans outstanding on such day.

"Loan" shall have the meaning provided in Section 2.01(a) of the Loan Agreement.

"Loan Agreement" shall mean the Amended and Restated Master Loan Agreement, dated as of the date hereof, by and between the Borrower and the Lender, as the same may be amended, supplemented or otherwise modified from time to time.

"Loan Documents" shall mean, collectively, the Loan Agreement, the Note, the Control Agreements, the Bailee Agreements, the Custodial Agreement, the Servicing Agreements, the Guaranty Agreements, the Sale Agreement, the Side Letter and each Security Agreement.

"Low FICO Loan" shall mean a Student Loan with a FICO score of greater than or equal to of 600 but less than 645.

"Material Adverse Change" shall mean, in respect of the Borrower or a Servicer, (x) a material adverse change in (i) the business, financial condition or prospects, results of operations or Properties of the Borrower or Servicer, as applicable, or (ii) the ability of the Borrower or Servicer, as applicable, to perform its obligations under any of the Loan Documents or (y) a material adverse effect on the transactions contemplated by the Loan Documents.

"Material Adverse Change in the Loan Program" shall mean any change enacted by the United States Congress or regulatory change adopted by the Department, after the Effective Date or the related Funding Date, as the case may be, with respect to (i) the guaranty obligation of any Guarantor, (ii) federal insurance or reinsurance provisions with respect to Student Loans, or (iii) any other characteristics of Student Loans that would reduce the yield to maturity of such Student Loans by more than 0.10% per annum, such characteristics to include but not be limited to (a) Special Allowance Payments formulae, (b) the loan interest rate or yield formulae, (c) the federal interest subsidies, or (d) rebate provisions to either the Obligor or the Department, provided that such change is determined by the Lender in its sole good faith discretion to be material and adverse and the Lender so notifies the Borrower

Monthly Report" shall mean the report required to be prepared by the Borrower and delivered pursuant to Section 6.03(c) of the Loan Agreement containing the information set forth on Exhibit F attached to the Loan Agreement.

"Monthly Report Date" shall mean the fifteenth day of each month, or if such day is not a Business Day, the immediately succeeding Business Day.

"Net Income" shall mean, for any period, the change in net assets of the Borrower for such period as determined in accordance with GAAP.

"Non-Excluded Taxes" shall have the meaning provided in Section 2.15(a) of the Loan Agreement.

"Non-Exempt Lender" shall have the meaning provided in Section 2.15(e) of the Loan Agreement.

"Note" shall mean a promissory note of the Borrower payable to the order of the Lender, in substantially the form of Exhibit A to the Loan Agreement, evidencing the aggregate indebtedness of the Borrower to the Lender resulting from the Loans made by the Lender and any promissory note delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

"Obligor" shall mean the obligor or obligors under a Student Loan Note.

"Opinion of Counsel" shall mean a written opinion letter of counsel in form and substance reasonably acceptable to such party receiving such opinion letter.

"Original Principal Amount" shall mean the principal amount of a student loan (including capitalized interest) immediately upon entering repayment.

"Originating Lender" shall mean Doral Bank or any other bank that in the future originates loans under the Loan Program provided that the Lender has consented to such other bank in writing at its sole discretion.

"Origination Trigger Event" shall mean the occurrence at any time of the Borrower, the Parent or its Affiliates acquiring Private Loans from time to time which, during any consecutive 12 month period during the three year period from the initial Funding Date, aggregate to an Original Principal Amount equal to or greater than the Trigger Amount.

"Other Taxes" shall have the meaning provided in Section 2.15(b) of the Loan Agreement.

"Parent" shall mean MRU Holdings Inc.

"Payment Date" shall mean (i) the eighteenth day of each month, or if such day is not a Business Day, the immediately succeeding Business Day and (ii) the Termination Date.

"Permitted Investments" shall mean:

(a) direct obligations of, or obligations on which the timely payment of the principal of and interest on which are unconditionally and fully guaranteed by, the United States of America;

(b) interest-bearing time or demand deposits, certificates of deposit or other similar banking arrangements with a maturity of 12 months or less with any bank, trust company, national banking association or other depository institution, provided that, at the time of deposit or purchase such depository institution has (i) senior debt rated "Aa3" or higher by Moody's Investors Service, Inc. ("Moody's") and, if commercial paper is outstanding, commercial paper is rated "P-1" by Moody's, (ii) senior debt rated "AA-" or higher by Fitch Ratings, Inc. ("Fitch") and, if commercial paper is outstanding, commercial paper which is rated "F1+" by Fitch (if Fitch is then rating the commercial paper of such depository institution) and (iii) senior debt rated "AA-" or higher by Standard and Poor's Ratings Group ("S&P") and, if commercial paper is outstanding, commercial paper which is rated "A-1+" by S&P;

(c) interest-bearing time or demand deposits, certificates of deposit or other similar banking arrangements with a maturity prior to the next succeeding Payment Date, with any bank, trust company, national banking association or other depository institution, provided that, at the time of deposit or purchase such depository institution has (i) senior debt rated "Aa3" or higher by Moody's and, if commercial paper is

outstanding, commercial paper which is rated "P-1" by Moody's (ii) senior debt rated "AA-" or higher by Fitch (if then rated by Fitch) and, if commercial paper is outstanding commercial paper which is rated "F1+" by Fitch (if then rated by Fitch), and (iii) senior debt rated "AA-" or higher by S&P and, if commercial paper is outstanding, commercial paper which is rated "A-1+" by S&P.

(d) bonds, debentures, notes or other evidences of indebtedness issued or guaranteed by any of the following agencies: Federal Farm Credit Banks, Federal Home Loan Mortgage Corporation; the Export-Import Bank of the United States; the Federal National Mortgage Association; the Student Loan Marketing Association; the Farmers Home Administration; and Federal Home Loan Banks provided such obligation is rated "Aaa" by Moody's, "AAA" by Fitch and "AAA" by S&P.

(e) with the prior consent of the Lender repurchase agreements and reverse repurchase agreements at least 100% collateralized by securities described in subparagraphs (a) and (d) of this definition, other than overnight repurchase agreements and overnight reverse repurchase agreements, with banks, which are members of the Federal Deposit Insurance Corporation or firms which are members of the Securities Investors Protection Corporation, in each case (i) whose outstanding, unsecured debt securities are rated "A2" or higher by Moody's and, if commercial paper is outstanding, commercial paper which is rated "P-1" by Moody's, (ii) whose outstanding, unsecured debt securities are rated "AA-" or higher by Fitch (if then rated by Fitch) and, if commercial paper is outstanding, commercial paper which is rated "F1+" by Fitch (if then rated by Fitch) and (iii) senior debt rated "AA-" or higher by S&P and, if commercial paper is outstanding, commercial paper which is rated "A-1+" by S&P.

(f) with the prior consent of the Lender overnight repurchase agreements and overnight reverse repurchase agreements at least 100% collateralized by securities described in subparagraphs (a) or (d) of this definition and with a counterparty, that has (i) senior debt rated "A2" or higher by Moody's and, if commercial paper is outstanding, commercial paper which is rated "P-1" by Moody's, or a counterparty approved in writing by Moody's (ii) senior debt rated "AA-" or higher by Fitch (if then rated by Fitch) and, if commercial paper is outstanding, commercial paper which is rated "F1+" by Fitch (if then rated by Fitch) and (iii) senior debt rated "AA-" or higher by S&P and, if commercial paper is outstanding, commercial paper which is rated "A-1+" by S&P.

(g) with the prior consent of the Lender investment agreements or guaranteed investment contracts, which may be entered into by and among the Borrower, and any bank, bank holding company, corporation or any other financial institution, whose outstanding (i) commercial paper which is rated "P-1" by Moody's, "F-1+" by Fitch (if then rated by Fitch) and "A-1+" by S&P (if then rated by Fitch) for agreements or contracts with a maturity of 12 months or less; (ii) unsecured long-term debt is rated "Aa3" or higher by Moody's "AA-" or higher by Fitch and, "AA" or higher by S&P and, if commercial paper is outstanding, commercial paper which is rated "P-1" by Moody's "F1+" by Fitch (if then rated by Fitch) and "A-1+" by S&P for agreements or contracts

with a maturity of the next Payment Date subsequent to purchase, or in each case, by an insurance company whose claims-paying ability is so rated.

(h) commercial paper, which is rated in the single highest classification, "P-1" by Moody's, "F1+" by Fitch (if then rated by Fitch) and "A-1+" by S&P an which matures not more than the next Payment Date subsequent to purchase.

(i) Investments in a money market fund rated at lease "Aaa" by Moody's or otherwise in the highest rating category of Moody's for money market funds, at least "AA" or "F1" by Fitch if the money market fund has the ability to maintain a stable one dollar asset value per share and the shares are freely transferable on a daily basis (if then rated by Fitch) and "A-1+", "AAA", "AAAm" or "AAAg" by S&P; and

(j) Any other investment approved by the Lender in writing.

"Person" shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

"PHEAA" shall mean Pennsylvania Higher Education Assistance Agency or its successor in interest.

"PLUS Loan" shall mean a Student Loan made pursuant to Section 428B of the Higher Education Act.

"Post-Default Rate" shall mean, in respect of any principal of any Loan, the Note or any other Loan Document that is not paid when due to the Lender (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2.0% per annum plus the Interest Rate.

"Private Borrowing Base" shall mean, as of any date of determination, the aggregate Collateral Value of all Eligible Student Loans which are Private Loans determined using the most recently available information delivered to the Lender.

"Private Borrowing Base Deficiency" shall have the meaning set forth in Section 2.05.

"Private Loans" shall mean a student loan originated by the Originating Lender under one of the Approved Programs in accordance with the Program Documents.

"Private Security Agreement" shall mean that certain Security Agreement, dated as of January 10, 2006 in form and substance satisfactory to the Lender, duly executed and delivered by the Borrower and the Lender.

"Proceeds" shall mean whatever is receivable or received when Collateral or proceeds are sold, collected, exchanged or otherwise disposed of, whether such

disposition is voluntary or involuntary, and includes, without limitation, all rights to payment, including return premiums, with respect to any insurance relating thereto.

"Program Documents" shall mean the applicable Sale Agreement and the related program manual, which, with respect to each related program, shall include a program description, underwriting criteria and a listing of Eligible Institutions where the Student Loans may be originated for such program.

"Property" shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

"Proprietary School" shall mean a privately-owned school offering post secondary vocational education (other than four-year degree granting institutions) and operating on a for-profit basis.

"Proprietary School Loan" shall mean a Student Loan made for education at a Proprietary School.

"Qualified Depository Institution" shall mean a depository the accounts of which are insured by the FDIC through The Bank Insurance Fund or The Savings Association Insurance Fund and the debt obligations of which are rated in one of the two highest categories by each of the rating agencies.

"Register" shall have the meaning provided in Section 10.05 of the Loan Agreement.

"Renewal Offer" shall mean a written offer to renew the facility for an additional 364 day period (i) on terms not materially less attractive than the current terms or more beneficial economic terms to the Borrower as in effect in the current terms, and (ii) for a Commitment substantially similar in size to that requested by the Borrower.

"Repayment Period" shall mean, the period during which the Obligor is obligated to repay the principal and/or interest amount of such Student Loan.

"Repayment Event" shall be in effect if the then aggregate principal balance of the Private Loans that are Eligible Student Loans that are in the Repayment Period exceeds 30% of the then aggregate outstanding principal balance of the Private Loans that are Eligible Student Loans.

"Request for Borrowing" shall mean a Request for Borrowing delivered by Borrower to the Lender pursuant to Section 2.03 of the Loan Agreement, in the form of Exhibit B to the Loan Agreement.

"Request for Release" shall mean a Request for Release delivered by Borrower to the Collateral Agent, and approved by the Lender, in the form of Annex 1 to the Security Agreement.

"Requirement of Law" shall mean, as to any Person, the provisions contained in the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Reserve Account" shall mean the account established pursuant to Section 2.06(b) of the Loan Agreement.

"Reserve Amount" shall mean 0.25% of the aggregate Loans secured by Private Loans outstanding.

"Responsible Officer" shall mean, as to any Person, the chief executive officer, the chief operating officer or, with respect to financial matters, the chief financial officer, the controller or the treasurer of such Person and, with respect to the Borrower, includes the Vice President of Portfolio Management and the Director of Investor Reporting.

"Sale Agreement" shall mean (i) the Sale Agreement between the Originating Lender and the Borrower dated as of January 10, 2006, and (ii) any other agreement pursuant to which the Borrower acquires Student Loans approved in writing by the Lender.

"Secretary" shall mean the Secretary of the United States Department of Education or any successor to the pertinent functions thereof under the Higher Education Act.

"Secured Obligations" shall mean the obligations of the Borrower for the repayment of principal of and interest on all Loans and all other amounts owing to the Lender, the Collateral Agent or any other Person under the Loan Agreement, under the Note and under the other Loan Documents.

"Security Agreement" shall mean (a) with respect to Private Loans, the Private Security Agreement, and (b) with respect to Federal Loans, the Federal Security Agreement, in each case, as the same may be modified and supplemented and in effect from time to time.

"Servicer" shall mean each servicer listed on Schedule 6 to the Loan Agreement, as the same may be amended or modified from time to time with the consent of the Lender.

"Servicer Change of Control" shall mean the occurrence of any of the following events: (i) any event or condition occurs which results in any Person or "group" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) other than a Person or group that owns the majority of the equity of the Servicer on the date of this Loan Agreement, having acquired beneficial ownership of 50% or more of the respective equity of the Servicer, (ii) Servicer merges or consolidates with any other Person.

"Servicer Default," with respect to PHEAA, means the occurrence of any of the events specified in Section 7.01 of the applicable Servicing Agreement affecting Student Loans or the Servicer generally and, with respect to any other Servicer, has the meaning specified in the applicable Servicing Agreement.

"Servicing Agreement" shall mean each agreement between a Servicer and the Borrower under which such Servicer agrees to act as the Borrower's agent in connection with the administration and collection of Student Loans.

"Servicing Audit" shall mean a due diligence compliance review of a Servicer, prepared by an independent certified public accountant or firm of independent certified public accountants knowledgeable in the area of student loan servicing and acceptable to the Lender. Such review shall include a report setting forth (i) an explanation of the procedures used by such accountant and the scope of review and (ii) a detailed presentation of the findings of such review.

"Servicing Records" shall mean all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, other closing documentation, payment history records and any other records relating to or evidencing the servicing of Student Loans.

"Settlement Account" shall mean an account established pursuant to Section 2.06 of the Loan Agreement.

"Side Letter" shall mean the letter agreement between MRU Holdings Inc., the Borrower and the Lender dated as of January 10, 2006, as amended from time to time.

"Special Allowance Payments" shall mean payments, designated as such, authorized to be made by the Department by Section 438 of the Higher Education Act, or similar allowances authorized from time to time by federal law or regulation.

"Stafford Loan" shall mean an Unsubsidized Stafford Loan or a Subsidized Stafford Loan.

"Student Loan" shall mean a Private Loan or a Federal Loan which is pledged to the Lender or to the Collateral Agent for the benefit of the Lender, as applicable, under the related Security Agreement: provided, however, that any student loans released pursuant to Section 2.07 of the Loan Agreement from the Lien created pursuant to the Security Agreement shall not be deemed to be a "Student Loan".

"Student Loan Documents" shall mean, with respect to a Student Loan, the documents comprising the Student Loan File for such Student Loan.

"Student Loan File" shall mean, as to each Student Loan, the Student Loan Note endorsed in blank, together with all intervening endorsements.

"Student Loan Interest Rate" shall mean the interest rate borne by a Student Loan.

"Student Loan Note" shall mean the original executed promissory note or other evidence of the indebtedness of an Obligor with respect to a Student Loan.

"Student Loan Schedule" shall mean a list of Eligible Student Loans pledged under each Security Agreement setting forth, as to each Eligible Student Loan, the applicable information specified on Exhibit G to the Loan Agreement; provided, that, no deletion of a Student Loan from a Student Loan Schedule shall be effective other than pursuant to Section 3(l) or 3(m) of the Security Agreement.

"Subordinated Debt" shall mean, for any Person Indebtedness of such Person which is (i) unsecured, (ii) no part of the principal of such Indebtedness is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date which is one year following the Termination Date and (iii) the payment of the principal of and interest on such Indebtedness and other obligations of such Person in respect of such Indebtedness are subordinated to the prior payment in full of the principal of and interest (including post-petition obligations) on the Loans and all other obligations and liabilities of such Person to Lender hereunder and all other terms and conditions of which are satisfactory in form and substance to Lender.

"Subordinated Servicing Fee" shall mean an amount equal to 50% of the Servicing Fee due on a Payment Date.

"Subsidiary" shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

"Subsidized Stafford Loan" shall mean a Student Loan that is made under Section 428 of the Higher Education Act and is entitled to Interest Subsidy Payments.

"Supplemental Loan" shall mean all or the portion of a Loan that will be funded to the Settlement Account on a Payment Date in an amount up to the shortfall in paying clauses (i) through (vi) of Section 2.09 of the Loan Agreement after giving effect to all distributions on such Payment Date. For the avoidance of doubt all references to Loans shall include Supplemental Loans unless expressly indicated to the contrary.

"Tangible Net Worth" shall have the meaning set forth under GAAP.

"Taxes" shall have the meaning provided in Section 2.15(a) of the Loan Agreement.

"Termination Date" shall mean (a) March 9, 2007, (b) such earlier date on which the Loan Agreement shall terminate in accordance with the provisions thereof or by operation of law or (c) such other date as may be extended by the Lender pursuant to Section 2.12 or 3.04 of the Loan Agreement.

"Termination Event" shall have the meaning provided in Section 7.02 of the Loan Agreement.

"Trigger" shall be in effect if any of the Delinquency Trigger, Excess Spread Trigger, or Cohort Default Rate Trigger is in effect.

"Trigger Amount" shall mean $500,000,000.

"Trigger Date" shall mean the date which is the earlier of (i) the Origination Trigger Event and (ii) three years from the Effective Date.

"Uniform Commercial Code" shall mean the Uniform Commercial Code as in effect on the date hereof in the State of Delaware.

"Unsubordinated Servicing Fee" shall mean an amount equal to 50% of the Servicing Fee due on a Payment Date.

"Unsubsidized Stafford Loan" shall mean a Student Loan made under Section 428H of the Higher Education Act.

"Warrants" shall mean five year warrants, as described in the warrant agreement.

"Wiring Instructions" shall have the meaning specified in Schedules 2 and 3 to the Loan Agreement.